                                                            EXHIBIT 13
BankRI
1999 Annual Report

Our Mission


BANK RHODE ISLAND WILL BE THE PREMIER COMMUNITY BANK IN THE MARKETS WE SERVE. WE WILL PROVIDE EXCELLENT SERVICE AND A BROAD RANGE OF COMPETITIVE FINANCIAL PRODUCTS TO OUR CUSTOMERS THROUGH A TEAM OF WELL-TRAINED PROFESSIONAL EMPLOYEES. WE WILL BE A CIVIC LEADER THROUGH DIRECT INVOLVEMENT IN LOCAL ORGANIZATIONS AND ACTIVITIES.


ALL OF THESE ENDEAVORS WILL RESULT IN A STRONG PERFORMANCE FOR OUR SHAREHOLDERS, A REWARDING WORK ENVIRONMENT FOR OUR EMPLOYEES, AND A VALUABLE RESOURCE FOR OUR CUSTOMERS AND COMMUNITY.




Selected Consolidated Financial Data

The table on the following page represents selected consolidated financial data as of and for the years ended December 31, 1999, 1998, 1997 and 1996. The selected consolidated financial data is derived from the Bank's Consolidated Financial Statements which have been audited by KPMG LLP. The selected consolidated financial data of the Bank set forth on the following page does not purport to be complete and should be read in conjunction with, and are qualified in their entirety by, the more detailed information, including the Consolidated Financial Statements and related Notes, and "Management's Discussion and Analysis of Financial Condition and Results of Operations," appearing elsewhere herein.


(a) The Bank commenced operations on March 22, 1996.
(b) Calculated by dividing total noninterest expenses by net interest income plus noninterest income.
(c) Excludes amortization of intangibles and any related income taxes.
(d) Excludes cumulative effect of change in accounting principle, net of taxes.


This report contains forward-looking statements that involve risks and uncertainties. The Bank's actual results could differ materially from those discussed herein. Factors that could cause or contribute to such differences include, but are not limited to, those discussed in the Bank's Form 10-K for the year ended December 31, 1999.

Financial Highlights

                                                                               AS OF AND FOR THE YEAR ENDED DECEMBER 31,
                                                                      --------------------------------------------------------------
                                                                         1999              1998           1997            1996 (a)
                                                                      -----------      -----------     -----------     -----------
                                                                              (Dollars in thousands, except Per Share Data)
STATEMENT OF OPERATIONS DATA:
  Interest income                                                     $    41,651      $    40,034     $    37,269     $    26,514
  Interest expense                                                         19,600           19,845          17,478          11,778
  Net interest income                                                      22,051           20,189          19,791          14,736
  Provision for loan losses                                                 1,000            1,017           1,000             837
  Noninterest income                                                        3,222            2,727           1,916           1,237
  Noninterest expense                                                      17,354           16,043          15,273          12,718
                                                                      -----------      -----------     -----------     -----------
  Income before taxes and change in accounting principle                    6,919            5,856           5,434           2,418
  Income taxes                                                              2,448            2,022           1,924             846
                                                                      -----------      -----------     -----------     -----------
  Income before change in accounting principle                              4,471            3,834           3,510           1,572
  Cumulative effect of change in accounting principle, net of taxes           109               --              --              --
                                                                      -----------      -----------     -----------     -----------
  Net income                                                                4,362            3,834           3,510           1,572
  Dividends on preferred stock                                                 88              793           1,413             720
                                                                      -----------      -----------     -----------     -----------
  Net income available to common shareholders                         $     4,274      $     3,041     $     2,097     $       852
                                                                      ===========      ===========     ===========     ===========

PER SHARE DATA:
  Basic earnings per common share:
        Income before change in accounting principle                  $      1.18      $      0.87     $      0.75     $      0.30
        Cumulative effect of change in accounting principle                 (0.03)              --              --              --
                                                                      -----------      -----------     -----------     -----------
     Net income                                                       $      1.15      $      0.87     $      0.75     $      0.30
                                                                      ===========      ===========     ===========     ===========
  Basic cash earnings per common share (c)                            $      1.35      $      1.10     $      1.03     $      0.52
  Diluted earnings per common share:
        Income before change in accounting principle                  $      1.17      $      0.85     $      0.75     $      0.30
        Cumulative effect of change in accounting principle                 (0.03)              --              --              --
                                                                      -----------      -----------     -----------     -----------
     Net income                                                       $      1.14      $      0.85     $      0.75     $      0.30
                                                                      ===========      ===========     ===========     ===========
  Diluted cash earnings per common share (c)                          $      1.34      $      1.07     $      1.03     $      0.52
  Dividends per common share                                          $      0.10               --              --              --
  Dividend pay-out ratio                                                      8.8%              NA              NA              NA
  Book value per common share                                         $     12.79      $     12.31     $     10.77     $      9.92
  Tangible book value per common share                                $      9.27      $      8.44     $      5.18     $      3.89
  Average common shares outstanding - Basic                             3,727,010        3,506,573       2,800,061       2,800,000
  Average common shares outstanding - Diluted                           3,741,778        3,584,820       2,805,688       2,800,000

BALANCE SHEET DATA:
  Total assets                                                        $   631,977      $   595,964     $   533,025     $   472,417
  Investment securities                                                    50,503           39,703          48,319          45,120
  Mortgage-backed securities                                               74,793           79,924          43,078              --
  Total loans receivable                                                  458,958          431,402         405,819         383,039
  Allowance for loan losses                                                 5,681            5,018           4,340           4,024
  Excess of costs over net assets acquired                                 13,094           14,424          15,658          16,892
  Deposits                                                                513,416          500,713         464,907         424,817
  Borrowings                                                               67,911           45,512          19,754           1,303
  Common shareholders' equity                                              47,675           45,835          30,165          27,785
  Total shareholders' equity                                               47,675           47,687          44,707          43,627

OPERATING RATIOS:
  Interest rate spread                                                       3.25%            3.20%           3.68%           3.86%
  Net interest margin                                                        3.80%            3.78%           4.22%           4.36%
  Efficiency ratio (b)                                                      68.67%           70.01%          70.36%          79.63%
  Cash basis efficiency ratio (b) (c)                                       64.06%           64.62%          64.67%          73.91%
  Return on average assets (d)                                               0.73%            0.68%           0.70%           0.43%
  Cash basis return on average assets (c) (d)                                0.87%            0.84%           0.89%           0.62%
  Return on average equity (d)                                               9.59%            8.33%           8.13%           4.76%
  Cash basis return on average equity (c) (d)                               11.20%           10.08%           9.97%           6.55%

ASSET QUALITY RATIOS:
  Nonperforming loans to total loans                                         0.24%            0.36%           0.41%           0.35%
  Nonperforming assets to total assets                                       0.18%            0.33%           0.38%           0.28%
  Allowance for loan losses to nonperforming loans                         510.88%          321.05%         258.49%         301.88%
  Allowance for loan losses to total loans                                   1.24%            1.16%           1.07%           1.05%
  Net loans charged-off to average loans outstanding                         0.08%            0.08%           0.17%           0.06%

CAPITAL RATIOS:
  Average shareholders' equity to average total assets                       7.54%            8.14%           8.64%           9.11%
  Tier I leverage ratio                                                      5.88%            5.72%           5.62%           5.92%
  Tier I risk-based capital ratio                                            9.70%            9.60%           9.41%           9.05%
  Total risk-based capital ratio                                            10.96%           10.85%          10.66%          10.30%


                                                     BankRI 1999 Annual Report 1

                          [PHOTO OF MALCOLM G. CHACE]



"WE WORK VERY HARD TO PROVIDE OUR CUSTOMERS WITH UNMATCHED SERVICE IN A FRIENDLY ENVIRONMENT."

MALCOLM G. CHACE

CHAIRMAN OF THE BOARD


                                   NET INCOME
                                ($ in Millions)


                                  [BAR GRAPH]


                      1996(A)   1997       1998      1999
                      $1.6      $3.5       $3.8      $4.4


(A) Partial year


Letter to our shareholders:


By all accounts, 1999 was a very good year for Bank Rhode Island.

We clearly established ourselves as a premier commercial lender in the State. We launched key strategic initiatives which brought the Bank increased visibility and name recognition. And we saw record earnings, a marked increase in our earnings per share and our first ever common dividend.

Earnings for the year reached a record $4.4 million in 1999, a 14 percent rise over the previous year. That was coupled with a 34 percent jump in our earnings per share, which reached $1.14. On a cash basis (excluding amortization of goodwill, net of taxes) EPS reached $1.34, compared to $1.07 the previous year.


2 BankRI 1999 Annual Report

The EPS growth was a result of our strong earnings and the capital restructuring we undertook in March of 1998. That restructuring resulted in all of the preferred shares of the Bank being redeemed. The strong EPS performance led the Board of Directors to declare the first ever common dividend in July of 1999. The Board then doubled the dividend to $.10 a share after the fourth quarter.

The dividends reflect our confidence in the Bank's financial performance and also stem from our desire to share some of our prosperity with the people who helped make it happen, our shareholders.

The strong financial performance was evident across all of our key measures. Total assets increased to $632.0 million, a $36.0 million increase since year-end 1998. The Bank's core deposits (checking and savings) grew $18.9 million or 7 percent. Core deposit growth is a key measure for the Bank because it represents customers who have established relationships with us. It is a clear indication of the success we've had in establishing Bank Rhode Island as the community bank of choice.

In 1999 we also reached a significant milestone in our total loan portfolio, which reached $459.0 million. For the first time in the Bank's history, its commercial, consumer and originated residential mortgage portfolios made up greater than 50 percent of its total loan portfolio. This is significant because the more loans we generate and service the stronger our profitability and the stronger our ties to our customers.

Our reputation as a commercial lender continued to grow, as did our commercial portfolio. Our commercial lending portfolio has more than doubled since the Bank opened. The portfolio exceeded $174.5 million at the end of 1999, up an impressive 30 percent since year-end 1998. And we are particularly proud that we have been able to sustain this level of growth without sacrificing credit quality.

Clearly, commercial lending has been and will continue to be a focus of the Bank. Strategically, we have identified commercial lending as an area where Bank Rhode Island can distinguish itself in the marketplace.

Increasingly, home mortgages and other banking products are being sold almost exclusively on price. And while we continue to be competitive in those products, as evidenced by our strong consumer lending growth in 1999, we believe our strength is in the expertise and flexibility we can offer commercial customers.

At Bank Rhode Island, we go beyond lending formulas. We look at what has made a company successful in the past and, more than likely, what will continue to make it successful in the future. Our flexibility, willingness


                                                     BankRI 1999 Annual Report 3
to take time to review the unique circumstances behind every business and our top quality lending professionals, set us apart in our marketplace. It has made us the third largest SBA lender in the state, helped us grow our commercial portfolio by $40 million last year and has brought us a well deserved reputation in the business community.

And our reputation as a service oriented bank does not stop there. Through our 13 branches in Providence and Kent counties we work very hard to provide our customers with unmatched service in a friendly environment.

To that end, Bank Rhode Island made significant investments in its retail network in 1999. Several branches were renovated, an ATM was added at the Rhode Island Convention Center and we announced plans to open a new branch in the Buttonwoods section of Warwick.

We continued to increase our market presence in 1999. We signed a three-year advertising and cross marketing agreement with the Pawtucket Red Sox and began sponsoring a business resource center on OSO.com, a local web site and search engine.

We also moved our headquarters to downtown Providence. The move gives Bank Rhode Island a prominent presence in the heart of the Rhode Island financial district. It also allowed us to accommodate the Bank's growth by relocating our operations area to our 999 South Broadway offices.

And all this occurred in the midst of changes in the marketplace which should present even more opportunities in 2000 and beyond.

In March, Fleet and BankBoston announced they would merge, significantly changing the banking landscape in New England. In order to gain regulatory approval of the merger, Fleet was required to divest more than 300 branches across New England. As a result, a large, out-of-state bank purchased 278 of those branches, including 50 in Rhode Island.

This creates a significant opportunity for Bank Rhode Island. As a responsive, service oriented alternative to large banks, we can readily differentiate ourselves from the new competition. And as the conversion process unfolds throughout 2000, we believe many customers, especially those who have been through conversions in the past, will reexamine their banking relationships. We believe our growing reputation will lead many of these customers to Bank Rhode Island.

Our success stems from the dedication to the community and commitment to service of our employees. Without them, we would be just another bank. It is their efforts


4 BankRI 1999 Annual Report
and the continued support of our shareholders which has made Bank Rhode Island what it is today.


1999 was a very good year for Bank Rhode Island. And we believe we have built a solid foundation for success in the years to come.


Thank you,


/s/ Malcolm G. Chace

Malcolm G. Chace, Chairman of the Board


/s/ Merrill W. Sherman

Merrill W. Sherman, President and CEO


                         [PHOTO OF MERRILL W. SHERMAN]


"STRATEGICALLY, WE HAVE IDENTIFIED COMMERCIAL LENDING AS AN AREA WHERE BANK RHODE ISLAND CAN DISTINGUISH ITSELF IN THE MARKETPLACE."


MERRILL W. SHERMAN

PRESIDENT AND CEO

                               EARNINGS PER SHARE
                                     (GAAP)


                                  [BAR GRAPH]


                      1996(A)    1997     1998      1999
                      $0.30      $0.75    $0.85     $1.14

(A) Partial year


                                                     BankRI 1999 Annual Report 5

                           [PHOTO OF DIAMOND JEWELER]


ALLISON REED GROUP, A MAJOR RHODE ISLAND MANUFACTURER OF GOLD JEWELRY, WAS AMONG BANK RHODE ISLAND'S NEW CUSTOMERS IN 1999. BANK RHODE ISLAND PROVIDED THE ALLISON REED GROUP WITH AN ASSET-BASED WORKING CAPITAL LINE OF CREDIT AND MORTGAGE FINANCING.


                                COMMERCIAL LOANS
                                ($ in Millions)


                                  [BAR GRAPH]

              12/31/96       12/31/97       12/31/98       12/31/99
                $93            $115           $134           $175


Commercial Lending

Commercial lending continued its phenomenal growth during 1999, posting a 30 percent increase in outstandings. The growth was strong across the board in business lending, commercial real estate and small business lending. The Bank's commercial loan portfolio has more than doubled in the past four years, reaching $174.5 million at the end of 1999. Much of this growth is attributed to Bank Rhode Island's increasingly favorable image within the business community as a responsive and flexible alternative to the large banks in the area.


Business Lending

Whether it's financing for working capital, business expansion, equipment needs or physical plant improvements, Bank Rhode Island has the experience and depth to meet the financial needs of the State's small and mid-sized businesses. Focusing its efforts on Rhode Island and nearby Massachusetts, the Bank provides the local business community with commercial financing for virtually any


6 BankRI 1999 Annual Report
business purpose. Through a strong group of senior lenders with big bank experience, Bank Rhode Island provides quality service and flexible financing with quick turnaround.

The Bank's strong commercial reputation is reflected by both the number and size of its portfolio loans, which range from $250,000 to $4 million. Much of the growth in Business Lending is the result of new customer relationships. For example, during 1999 Bank Rhode Island provided a $1.8 million construction and permanent mortgage loan to an expanding skilled nursing facility and a $1.0 million term debt and revolving credit package to a direct mail and fulfillment service company. The Bank also added many prominent local businesses to its customer list, including Johnson & Wales University and the Newport Creamery. Many businesses like these have found it advantageous to deal with Bank Rhode Island and its local focus rather than the larger regional banks whose efforts are spread across New England.

To make its lending services more effective and efficient, the Bank realigned its senior lenders with dedicated portfolio management and administrative staff. Now, customers not only have a senior officer representative to meet their needs, but they also have a direct line of communication with analytical and administrative staff members who are also familiar with their daily operating needs. This way, the Bank can provide consistent and seamless service to its commercial borrowers.

Bank Rhode Island also began a business advertising campaign which not only highlighted the Bank's capabilities, but also the successes of its customers. During the year, the Bank purchased advertising to congratulate several customers for their accomplishments, including Lighthouse Medical Management, which was named one of the country's fastest growing companies by Inc. Magazine. Through its marketing alliance with OSO.com, many of the Bank's customers were highlighted on this local web site.

The Bank also piloted its internet banking product in 1999 and rolled it out to all its business customers in early 2000. The product gives customers access to one of the best online cash management systems available. Through its partnership with Digital Insights, the Bank's Online Business Banking also allows businesses to pay federal taxes or make payroll disbursements via


                                                     BankRI 1999 Annual Report 7

Automated Clearinghouse (ACH) transfers, process trade and vendor bill payments and make wire transfers.

During 2000, the Bank intends to broaden its products and services, including the addition of international trade services and equipment leasing, to further enhance its value added relationship with its customers and prospects.

Commercial Real Estate

Commercial real estate lending also saw tremendous growth in 1999, with total outstandings jumping 21 percent during 1999. The group has established itself as a valuable source of long-term mortgage financing, commercial real estate construction and development financing, as well as residential subdivision loans.

The group provided financing for several major commercial projects in 1999, including a $5.2 million multi-tenant office complex and a $4.0 million retail development. The group was also a major lender in residential properties, financing a $2.0 million new condominium development and a $1.0 million residential subdivision development.

Commercial Real Estate also provided more than $10.0 million in residential construction mortgages for contractors. Working with some of the largest residential builders in the State, Bank Rhode Island provides construction financing for new homes under purchase contract. The Bank has developed account relationships with many of the contractors, and, in many cases, has retained the end-loan financing through its retail lending group.

Small Business Lending

Small business lending was a major growth area at Bank Rhode Island in 1999 as more and more businesses recognized the Bank's capabilities in loans under $250,000. The Small Business Lending Group offers small businesses term loans, lines of credit, owner-occupied commercial real estate loans and Small Business Administration (SBA) guaranteed loans.

The Bank's small business portfolio nearly doubled during the year, reaching $13.3 million. By the end of 1999, the small business portfolio made up 8 percent of the Bank's total commercial loan portfolio, up from 2 percent three years ago.


8 BankRI 1999 Annual Report

The tremendous small business growth helped make Bank Rhode Island the No. 3 provider of SBA loans and the No. 1 SBA Export Lender in the State. The Bank became a preferred SBA lender at the beginning of the year and also became an SBA 7a Guaranteed Loan Program lender in Massachusetts.

A small business lending campaign targeted to accountants, attorneys and other business network referral sources helped increase awareness of Bank Rhode Island's small business capabilities. New products, including a Prime Line offer in May, helped attract new customers. The Prime Line offered new customers a prime interest rate for one year on lines of credit over $100,000 with balances over $50,000.

The Small Business Lending Group also began offering fixed-rate, owner occupied commercial real estate loans, investment real estate loans and two-year lines of credit through the SBA Express.


                              [PHOTO OF COMMUNITY]


BANK RHODE ISLAND PROVIDED FINANCING FOR SPENCER HILL CONDOMINIUMS, A 50 HOME COMMUNITY IN WARWICK, RHODE ISLAND. CONSTRUCTED BY F. PAOLINO HOMES, THE 20 ACRE SITE OFFERS ELEGANT HOMES JUST MINUTES FROM SHOPPING AND MAJOR HIGHWAYS.


                                                     BankRI 1999 Annual Report 9

                               [PHOTO OF BANKRI]


DEPOSITS AT BANK RHODE ISLAND'S NEWEST BRANCH IN WOONSOCKET EXCEEDED $22 MILLION BY THE END OF 1999 - LESS THAN TWO YEARS AFTER THE BRANCH OPENED.


                            BANKRI - A GROWTH STORY
                     (Growth Since Inception -- March 1996)
                        - ASSETS                 Up 36%
                        - DEPOSITS               Up 22%
                        - CORE LIABILITIES       Up 35%
                        - COMMERCIAL LOANS       Up 105%


Retail Banking

During 1999, Bank Rhode Island continued to improve and expand its branch network.

The Bank completed a major renovation of its Johnston office and a full exterior renovation of its Centerville Road branch. It also began a major renovation of its Turks Head location and began upgrading all its ATM machines.

In October, Bank Rhode Island announced plans to open a new branch in the Buttonwoods section of Warwick. The new branch will give the Bank four service locations in Warwick, the second largest city in the state, and bridge the gap between the Bank's existing locations. The new branch is in keeping with Bank Rhode Island's retail strategy to build depth in markets the Bank currently serves.

The Bank also announced the consolidation of its Coventry and Centerville Road locations. The move will allow Bank Rhode Island to consolidate two of its smallest branches while continuing to


10 BankRI 1999 Annual Report
serve the Coventry area with a full-service ATM, which will replace the Coventry branch location.

1999 also saw significant growth as a result of investments made the previous year. Deposits at the Bank's Woonsocket office, opened in April of 1998, grew by more than 37 percent in 1999. The Bank's East Side branch, relocated in September of 1998, saw a 27 percent increase in deposits and is now one of the Bank's largest branches.

The growth of those two branches, along with the downtown Providence branch and the Park Avenue branch, helped the Bank post a 7 percent increase in core deposits. The growth also contributed to a significant shift in the Bank's deposit mix toward relationship accounts (checking and savings) and away from Certificates of Deposit.

The increase in relationship accounts and the growth in both consumer and small business lending has resulted in more traffic in the branches and a nearly $100 million increase in deposits since the Bank opened.

The growth of the Bank can also be seen in the Bank Rhode Island Customer Service Center. The Center's Voice Response Unit, where customers can check balances and determine which checks have cleared, is averaging 36,000 calls a month, up from 29,000 calls a month last year. Nearly 7,000 customers call the Center each month and ask to speak to a customer service representative. That is up from 4,000 calls a month in 1998.

Retail Lending

The Bank's consumer loan portfolio grew more than 22 percent since year-end 1998, reaching $47.1 million. The growth was fueled by a strong home equity campaign in the spring which pushed up home equity outstandings 24 percent.

Bank Rhode Island's residential portfolio mortgages reached $28.0 million in outstandings, more than double the previous year. The Bank closed $17.7 million in new portfolio mortgages in 1999, up 35 percent from the previous year.

At the end of 1999, the Bank added a 24-hour home equity loan and line of credit hotline. By providing some basic financial information, customers can get a conditional equity loan approval over the phone in about 10 minutes, 24-hours-a-day, 7-days-a-week.

The Bank also added low down payment options to its product offering. Customers can now apply for a mortgage with as little as 3 percent down. In 1999, Bank Rhode Island also became an approved lender for the Rhode Island Housing Mortgage Corporation. Rhode Island Housing assists in lending to residents of low-to-moderate income neighborhoods, as well as first time home buyers.


                                                    BankRI 1999 Annual Report 11

                        [PHOTO OF WATERFIRE PROVIDENCE]


BANK RHODE ISLAND IS PROUD TO SUPPORT MANY OF THE EVENTS THAT HELP MAKE RHODE ISLAND GREAT, INCLUDING WATERFIRE PROVIDENCE.


Community Involvement

In 1999, Bank Rhode Island continued its tradition of active community involvement. The Bank supported more than 120 organizations in 1999, not only through contributions of money, but also contributions of time. Bank Rhode Island employees donated their time to dozens of non-profit organizations in the State. And they generously gave up their Saturdays in support of causes like the American Heart Associations' Heart Walk and Christmas in April Providence.

In 1999, Bank Rhode Island helped Keep Providence Beautiful through the organization's Adopt-a-Spot program. The Bank funded free Saturdays at a local museum and sponsored festivals in Woonsocket and Cranston. Throughout the year, the Bank supported the ballet, the theater, the zoo and public radio.

Bank Rhode Island looks to support local agencies that provide needed services in the communities where we work and live. Whether it's through purchasing books for an after school reading program at the Providence Public Library or donating Pawtucket


12 BankRI 1999 Annual Report

Red Sox tickets to kids in local community programs, Bank Rhode Island tries to make its contributions where they will have the greatest impact.

While the Bank supports some of the largest non-profit organizations in the State like the United Way of Southeastern New England, and the Rhode Island Community Food Bank, Bank Rhode Island is always happy to help out by sponsoring a softball team or a local high school hockey tournament.

Here are just a few examples of how Bank Rhode Island helped in 1999.

CHRISTMAS IN APRIL PROVIDENCE

In April, more than 20 volunteers from the Bank worked to clean, paint and repair the home of a local Providence woman and her two children through Christmas in April. Over the past 6 years, Christmas in April has brought together local businesses to rehabilitate homes throughout the City of Providence. The program has attracted more than 4,600 volunteers who have helped restore 130 properties. Through grants and volunteers, Bank Rhode Island has been an avid supporter of the program.

SOJOURNER HOUSE MOTHER'S DAY CARD SALE

For the third year in a row, Sojourner House Mother's Day cards were on sale at all 13 Bank Rhode Island branches. Proceeds from the sale supported Sojourner House, a Providence based non-profit organization that helps victims of domestic violence.

ARTBEAT

In September, Bank Rhode Island was the primary sponsor of ArtBeat, providing monetary support and volunteers for the annual fundraiser to benefit AIDS Care Ocean State. Each year, more than 20 notable figures in the Rhode Island art community open their studios to raise money for one of the largest providers of services to those suffering from HIV and AIDS in the State of Rhode Island.

HOLIDAY CENTRAL PROGRAM

In December, the Bank teamed up with a local radio station and the United Way to brighten the holidays of those less fortunate. With the help of its customers, Bank Rhode Island collected more than 400 gifts for needy children and adults through Holiday Central Giving Trees at each of its 13 branches.


                                                    BankRI 1999 Annual Report 17

                         [PHOTO OF BOARD OF DIRECTORS]


BANK RHODE ISLAND BOARD OF DIRECTORS. (L-R) FRONT ROW:

KARL F. ERICSON,
MARGARET D. FARRELL, ESQ.,
MALCOLM G. CHACE,
MERRILL W. SHERMAN,
ANTHONY F. ANDRADE AND
CHERYL L. WATKINS.
BACK ROW: DONALD J. REAVES,
F. JAMES HODGES,
MARK R. FEINSTEIN AND
ERNEST J. CHORNYEI, JR.
MISSING FROM PHOTO:
JOHN R. BERGER AND JOHN A. YENA.


Board of Directors/Officer listing


BOARD OF DIRECTORS

Malcolm G. Chace
Chairman of the Board
Bank Rhode Island
Providence, RI
Chairman
Mossberg Industries
Cumberland, RI
Chairman
SENESCO
North Kingstown, RI

Anthony F. Andrade
President
A & H Printing
East Providence, RI

John R. Berger
Consultant
West Hartford, CT

Ernest J. Chornyei, Jr.
Consultant
Watch Hill, RI

Karl F. Ericson
Consultant
Providence, RI

Margaret D. Farrell, Esq.
Partner
Hinckley, Allen & Snyder
Providence, RI

Mark R. Feinstein
President
Northeast Management, Inc.
Lincoln, RI

F. James Hodges
Chairman
Hodges Badge Company
Portsmouth, RI

Donald J. Reaves
Executive Vice President/Finance
and Administration and
Chief Financial Officer
Brown University
Providence, RI

Merrill W. Sherman
President and CEO
Bank Rhode Island
Providence, RI

Cheryl L. Watkins
President and CEO
Banneker Industries, Inc.
Lincoln, RI

John A. Yena
President
Johnson & Wales University
Providence, RI

14 BankRI 1999 Annual Report

EXECUTIVE OFFICERS

Merrill W. Sherman
President and CEO

Albert R. Rietheimer, CPA
Chief Financial Officer and Treasurer

Donald C. McQueen
Executive Vice President,
Chief Lending Officer

James V. DeRentis
Senior Vice President,
Retail Banking

OFFICERS

ACCOUNTING AND FINANCE

Mona E. Blais
Vice President,
Accounting

Joan E. Rivelli
Accounting Officer

John E. Westwood
Vice President,
Controller

ADMINISTRATION

Elizabeth M. Carroll
Senior Vice President,
Administrative Services & Security Officer

Gisele M. Golembeski
Assistant Vice President,
Administrative Services

Daniel A. Patenaude
Assistant Vice President,
Facilities Manager & Assistant Security Officer

Debra S. Regan
Assistant Vice President,
Human Resources Director

Stephen M. Turgeon
Vice President,
Corporate Communications

AUDIT

Kenneth L. Senus
Chief Auditor

Melissa A. Ogg
Assistant Audit Officer

RETAIL BANKING

Kathleen C. Anter
Vice President,
Regional Manager

Madeleine G. Dickie
Retail Banking Officer,
Branch Manager

Tanya S. Fandino
Retail Banking Officer
Internet Banking Manager

Linda A. Geremia
Vice President,
Regional Manager

Diane Y. Goyette
Assistant Vice President,
Branch Manager

Elizabeth A. Hart
Vice President,
Marketing

Suzanne D. Joyal
Retail Banking Officer,
Branch Manger

Kathleen M. Morgan
Retail Banking Officer,
Branch Manager

Lori A. Oliveira
Retail Banking Officer

Nancy A. Palermo
Assistant Vice President,
Branch Manager

Lucia S. Palumbo
Retail Banking Officer,
Branch Manager

Lisia E. Quinlivan
Marketing Officer

Michael J. Roy
Vice President,
Retail Banking

Paula J. Salcone
Retail Banking Officer,
Branch Manager

Doreen M. Sousa
Retail Banking Officer

Kathryn E. Taylor
Vice President,
Regional Manager

Eileen F. Tweedie
Retail Banking Officer,
Assistant Branch Manager

COMMERCIAL LENDING

Melinda L. Ailes
Senior Vice President,
Head of Small Business Lending

Donald L. DiBlasi
Vice President,
Business Development Officer

Stephen J. Gibbons
Senior Vice President,
Real Estate Lending

Daniel J. Hagerty
Senior Vice President,
Business Lending

Joseph P. Hindle
Assistant Vice President,
Small Business Lending

Kevin R. Kelly
Senior Vice President,
Head of Business Lending

James C. Kelshaw
Assistant Vice President,
Business Lending

Michael J. Kerr
Senior Vice President,
Business Lending

Gregory E. Kwiatkowski
Assistant Vice President,
Portfolio Manager

Kyle A. Macdonald
Senior Vice President,
Head of Real Estate Lending

Rosa C. Medeiros
Commercial Real Estate Officer

Lori J. Webber
Senior Vice President,
Business Lending

CONSUMER LENDING

Joseph M. D'Amico
Retail Lending Officer

David L. Goolgasian
Assistant Vice President,
Consumer Underwriter

Abigail T. Moore
Retail Lending Officer,
Mortgage Underwriter

Peter Walsh
Senior Vice President,
Retail Lending & CRA Officer

CREDIT ADMINISTRATION

Maureen F. Snell
Loan Operations Officer

Paul G. Wielgus
Vice President,
Senior Credit & Compliance Officer

Brenda B. Wilkinson
Assistant Vice President,
Loan Review

OPERATIONS/MIS

Tonia R. Ryan
Vice President,
Operations Manager

Arlene N. Stinson
Senior Vice President,
Director of Operations & MIS

Deniece L. Schreiber
Assistant Vice President,
MIS Manager

Karen J. Talbot
Operations Officer

STOCK TRANSFER

AGENT
Registrar and Transfer Company
10 Commerce Way
Cranford, NJ  07016

AUDITORS
KPMG Peat Marwick LLP
Providence, RI

COUNSEL
Hinckley, Allen & Snyder LLP
Providence, RI


                                                   BankRI 1999 Annual Report  15

                                             This page intentionally left blank.


                                             16 BankRI 1999 Annual Report

Contents
--------------------------------------------------------------------------------


Management's Discussion and Analysis of
Financial Condition and Results of Operations (MD&A) ...................   2-20


Management's Report ....................................................     21


Independent Auditors' Report ...........................................     22


Consolidated Financial Statements ......................................  23-26


Notes to Consolidated Financial Statements .............................  27-47


                                                                   BankRI 1999 1

Management's Discussion and Analysis of Financial Condition and Results of Operations


CAUTIONARY STATEMENT

Certain statements contained herein are "Forward Looking Statements" within the meaning of the Private Securities Litigation Reform Act of 1995. Forward Looking Statements may be identified by reference to a future period or periods or by the use of forward looking terminology such as "may," "believes," "intends," "expects," and "anticipates" or similar terms or variations of these terms. Actual results may differ materially from those set forth in Forward Looking Statements as a result of certain risks and uncertainties, including but not limited to, changes in political and economic conditions, interest rate fluctuations, competitive product and pricing pressures, equity and bond market fluctuations, credit risk, inflation, as well as other risks and uncertainties detailed from time to time in filings with the Federal Deposit Insurance Corporation ("FDIC").

GENERAL

Bank Rhode Island (the "Bank") is a commercial bank chartered as a financial institution in the State of Rhode Island. The Bank pursues a community banking mission and is principally engaged in providing banking products and services to individuals and businesses in Providence and Kent counties. The Bank is subject to competition from a variety of traditional and nontraditional financial service providers both within and outside of Rhode Island. The Bank offers its customers a wide range of deposit products, nondeposit investment products, commercial, residential and consumer loans, and other traditional banking products and services, designed to meet the needs of individuals and small to middle market businesses. The Bank is subject to regulation by certain federal and state agencies and undergoes periodic examinations by those regulatory authorities. The Bank's deposits are insured by the FDIC, subject to regulatory limits, and the Bank is also a member of the Federal Home Loan Bank of Boston ("FHLB").

On March 26, 1998, the Bank completed a public offering of 920,000 shares of its Common Stock. The net proceeds from this offering were $12.7 million. The Bank used these net proceeds, along with retained earnings, to redeem all of the outstanding shares of its Preferred Stock. These redemptions began on March 26, 1998 and were completed on April 1, 1999. The aggregate redemption price of the shares of Preferred Stock redeemed totaled $14.3 million, plus dividends accrued through the applicable redemption dates.

NON-GAAP MEASURES OF FINANCIAL PERFORMANCE

Contained within this document are various measures of financial performance that have been calculated excluding the amortization of intangibles and any related income taxes. These measures are identified as "cash" or "cash basis" and have been provided to assist the reader in evaluating the core performance of the Bank. This presentation is not in accordance with Generally Accepted Accounting Principles ("GAAP"), but management believes it to be beneficial to gaining an understanding of the financial performance of the Bank.

In conjunction with the Bank's formation in 1996, the Bank acquired certain assets and assumed certain liabilities from Fleet National Bank of Connecticut, formerly known as Shawmut Bank Connecticut, N.A., and other related entities. The assets acquired and liabilities assumed included $421.1 million of deposits, $393.9 million of loans and 12 branch locations. This acquisition was accounted for as a purchase transaction and resulted in the generation of $17.5 million of goodwill, which is being amortized over a 15 year period. The amortization of this intangible asset reduces the Bank's pre-tax income by $1.2 million annually. Because of the impact of this amortization, we have presented certain information on a cash basis.

RESULTS OF OPERATIONS

Net Interest Income

The Bank's operating results depend primarily on its "net interest income", or the difference between its interest income and its cost of money, and on the quality of its assets. Interest income depends on the amount of interest-earning assets outstanding during the year and the interest rates earned thereon. The Bank's cost of money is a function of the average amount of deposits and borrowed money outstanding during the year and the interest rates paid thereon. The quality of assets further influences the amount of interest income lost on nonaccrual loans and the amount of additions to the allowance for loan losses.

Like many other banking institutions, the Bank saw a significant drop in its net interest margin in 1998. The decline in market interest rates that occurred during 1998 resulted in accelerated prepayments on residential


2 BankRI 1999
mortgage loans and mortgage-backed securities. These faster prepayments negatively impacted the yield on loans and securities purchased at a premium, in addition to causing more dollars to be reinvested at lower market rates during 1998 and early 1999. Fortunately, these trends did not continue throughout 1999. As market interest rates began to rise in 1999, prepayment speeds slowed and by the end of 1999 had returned to levels approximating those in 1997 and early 1998. Also during 1999, the Bank's net interest margin benefited from a rational and orderly local deposit marketplace that allowed the Bank to reduce the cost of its deposit products. Although in the short run the Bank could increase its margin by taking greater interest rate risk, or greater credit risk, we do not intend to do so. We are committed to a longer term view and believe that over time, we can continue to improve the performance of the Bank without exposing it to inappropriate levels of risk.

Net interest income for 1999 was $22.1 million, compared to $20.2 million for 1998 and $19.8 million for 1997. This increase of $1.9 million, or 9.2%, during 1999 was primarily attributable to the overall growth of the Bank coupled with changes in its asset and liability mix towards commercial loans, consumer loans, checking, deposit and savings deposits, and away from residential loans and certificates of deposit. The Bank's net interest margin for 1999 was 3.80%, compared to a net interest margin of 3.78% for 1998 and 4.22% for 1997. Average earning assets were $45.3 million, or 8.5%, and average interest-bearing liabilities were $35.6 million, or 7.7%, higher during 1999 than during the previous year.

Average Balances, Yields and Costs

The following table sets forth certain information relating to the Bank's average balance sheet and reflects the average yield on assets and average cost of liabilities for the years indicated. Such yields and costs are derived by dividing income or expense by the average balance of assets or liabilities. Average balances are derived from daily balances and include nonperforming loans.

                                                                                          YEAR ENDED DECEMBER 31,
                                                     ----------------------------------------------------------------
                                                                 1999                               1998
                                                     -----------------------------   ------------------------------
                                                               INTEREST                           INTEREST
                                                      AVERAGE   EARNED/    AVERAGE    AVERAGE      EARNED/  AVERAGE
                                                      BALANCE    PAID       YIELD     BALANCE       PAID     YIELD
                                                     --------  --------    -------   ---------    --------  -------
                                                                                          (Dollars in thousands)
ASSETS:
Earning assets:
  Federal funds sold                                 $ 10,051  $    482     4.80%    $   7,806    $   400    5.12%
  Investment securities                                47,348     2,814     5.94%       44,040      2,744    6.23%
  Mortgage-backed securities                           79,463     4,835     6.08%       57,627      3,521    6.11%
  Stock in the FHLB                                     3,622       237     6.54%        3,248        208    6.40%
  Loans receivable:
     Residential mortgage loans                       244,698    16,997     6.95%      266,917     19,205    7.20%
     Commercial loans                                 151,725    12,795     8.43%      118,941     10,812    9.09%
     Consumer and other loans                          42,676     3,491     8.18%       35,696      3,144    8.81%
                                                     --------  --------              ---------    -------
        Total earning assets                          579,583    41,651     7.19%      534,275     40,034    7.49%
                                                               --------                           -------
Cash and due from banks                                18,268                           11,628
Allowance for loan losses                              (5,358)                          (4,799)
Premises and equipment                                  5,283                            4,855
Other real estate owned                                   226                              502
Excess of cost over net assets acquired, net           13,720                           15,077
Accrued interest receivable                             3,704                            3,967
Prepaid expenses and other assets                       1,000                              254
                                                     --------                        ---------
        Total assets                                 $616,426                        $ 565,759
                                                     ========                        =========

LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest-bearing liabilities:
  Deposits:
     NOW accounts                                    $ 27,082       175     0.65%    $  22,176        175    0.79%
     Money market accounts                             17,284       473     2.74%       13,327        401    3.01%
     Savings accounts                                 172,073     4,742     2.76%      155,420      4,670    3.00%
     Certificate of deposit accounts                  230,901    11,396     4.94%      231,392     12,360    5.34%
  Overnight and short-term borrowings                   7,329       335     4.57%        4,555        225    4.94%
  FHLB and other borrowings                            43,167     2,479     5.74%       35,389      2,014    5.69%
                                                     --------  --------              ---------    -------
        Total interest-bearing liabilities            497,836    19,600     3.94%      462,259     19,845    4.29%
                                                               --------                           -------
  Noninterest-bearing deposits                         69,270                           53,912
  Other liabilities                                     2,689                            3,547
                                                     --------                        ---------
        Total liabilities                             569,795                          519,718
  Shareholders' equity                                 46,631                           46,041
                                                     --------                        ---------
        Total liabilities and shareholders' equity   $616,426                        $ 565,759
                                                     ========                        =========

  Net interest income                                          $ 22,051                           $20,189
                                                               ========                           =======

  Net interest rate spread                                                  3.25%                            3.20%
  Net interest rate margin                                                  3.80%                            3.78%


                                                     ------------------------------
                                                                  1997
                                                     ------------------------------
                                                                 INTEREST
                                                      AVERAGE     EARNED/   AVERAGE
                                                      BALANCE      PAID      YIELD
                                                     ---------   --------   -------

ASSETS:
Earning assets:
  Federal funds sold                                 $   7,342    $   391    5.33%
  Investment securities                                 47,242      2,967    6.28%
  Mortgage-backed securities                            15,689      1,037    6.61%
  Stock in the FHLB                                      2,889        187    6.47%
  Loans receivable:
     Residential mortgage loans                        261,618     20,201    7.72%
     Commercial loans                                  101,859      9,519    9.35%
     Consumer and other loans                           32,207      2,967    9.21%
                                                     ---------    -------
        Total earning assets                           468,846     37,269    7.95%
                                                                  -------
Cash and due from banks                                  9,377
Allowance for loan losses                               (4,210)
Premises and equipment                                   4,537
Other real estate owned                                    334
Excess of cost over net assets acquired, net            16,318
Accrued interest receivable                              3,906
Prepaid expenses and other assets                          274
                                                     ---------
        Total assets                                 $ 499,382
                                                     =========

LIABILITIES AND SHAREHOLDERS' EQUITY:
Interest-bearing liabilities:
  Deposits:
     NOW accounts                                    $  21,385        187    0.87%
     Money market accounts                              12,811        362    2.83%
     Savings accounts                                  142,152      4,338    3.05%
     Certificate of deposit accounts                   221,814     11,976    5.40%
  Overnight and short-term borrowings                      780         41    5.25%
  FHLB and other borrowings                             10,043        574    5.71%
                                                     ---------    -------
        Total interest-bearing liabilities             408,985     17,478    4.27%
                                                                  -------
  Noninterest-bearing deposits                          44,442
  Other liabilities                                      2,759
                                                     ---------
        Total liabilities                              456,186
  Shareholders' equity                                  43,196
                                                     ---------
        Total liabilities and shareholders' equity   $ 499,382
                                                     =========

  Net interest income                                             $19,791
                                                                  =======

  Net interest rate spread                                                   3.68%
  Net interest rate margin                                                   4.22%


                                                                   BankRI 1999 3

Rate/Volume Analysis


The following table sets forth certain information regarding changes in the Bank's interest income and interest expense for the periods indicated. For each category of interest-earning assets and interest-bearing liabilities, information is provided on changes attributable to (i) changes in rate (changes in rate multiplied by old average balance) and (ii) changes in volume (changes in average balances multiplied by old rate). The net change attributable to the combined impact of rate and volume was allocated to the individual rate and volume changes.

                                                         YEAR ENDED DECEMBER 31,
                                      --------------------------------------------------------------
                                              1999 VS 1998                     1998 VS 1997
                                       INCREASE/(DECREASE) DUE TO       INCREASE/(DECREASE) DUE TO
                                       RATE      VOLUME      TOTAL      RATE      VOLUME      TOTAL
                                      -------    -------    -------    -------    -------    -------
                                                              (In thousands)
INTEREST INCOME:
  Federal funds sold                  $   (24)   $   106    $    82    $   (14)   $    23    $     9
  Investment securities                  (110)       180         70        (23)      (200)      (223)
  Mortgage-backed securities              (14)     1,328      1,314        (72)     2,556      2,484
  Stock in the FHLB                         5         25         30         (2)        23         21
  Residential mortgage loans             (649)    (1,560)    (2,209)    (1,417)       421       (996)
  Commercial loans                       (706)     2,689      1,983       (251)     1,544      1,292
  Consumer and other loans               (199)       546        347       (120)       297        177
                                      -------    -------    -------    -------    -------    -------
     Total interest income             (1,697)     3,314      1,617     (1,899)     4,664      2,765
                                      -------    -------    -------    -------    -------    -------

INTEREST EXPENSE:
  NOW accounts                             --         --         --        (20)         8        (12)
  Money market accounts                   (31)       103         72         24         15         39
  Savings accounts                       (247)       319         72        (66)       398        332
  Certificate of deposit accounts        (938)       (26)      (964)      (126)       510        384
  Overnight & short-term borrowings       (16)       126        110         (2)       186        184
  FHLB and other borrowings                18        447        465         (2)     1,442      1,440
                                      -------    -------    -------    -------    -------    -------
     Total interest expense            (1,214)       969       (245)      (192)     2,559      2,367
                                      -------    -------    -------    -------    -------    -------

     Net interest income              $  (483)   $ 2,345    $ 1,862    $(1,707)   $ 2,105    $   398
                                      =======    =======    =======    =======    =======    =======

Comparison of Years Ended December 31, 1999 and December 31, 1998

General

Net income for 1999 increased $528,000, or 13.8%, to $4.4 million, or $1.14 per diluted common share, from $3.8 million, or $0.85 per diluted common share, for 1998. Net income for 1999 was reduced by a one-time charge of $109,000 resulting from a change in accounting principle which required remaining unamortized organizational costs to be charged against earnings. Operating income, which excludes this one-time charge, was $4.5 million for 1999, compared to $3.8 million for last year, an increase of $637,000, or 16.6%. Diluted earnings per common share, excluding the one-time charge, were $1.17 in 1999, compared to $0.85 in 1998.

This operating performance represented a return on average assets of 0.73% and a return on average equity of 9.59% for 1999, as compared to a return on average assets of 0.68% and a return on average equity of 8.33% for 1998. Diluted cash earnings per common share were $1.34 for 1999, compared to $1.07 for 1998. Cash basis return on average assets and cash basis return on average equity were 0.87% and 11.20% for 1999, and 0.84% and 10.08% for 1998, respectively.

Interest Income - Investments

Total investment income (consisting of interest or dividends on federal funds sold, investment securities, mortgage-backed securities, and FHLB stock) was $8.4 million for 1999, compared to $6.9 million for 1998. This increase in total investment income of $1.5 million, or 21.8%, was primarily attributable to a $21.8 million increase in the average balance of mortgage-backed securities, partially offset by a decrease of 14 basis points, to 5.96%, in the overall yield on investments. The growth in mortgage-backed securities is related to the Bank's establishment of a Rhode Island passive investment company and its efforts to leverage its capital. As a result of the declining interest rate environment present for the end of 1998 and the beginning of 1999, purchases of mortgage-backed securities were at lower yields than those already in the portfolio and caused the overall yield on the mortgage-backed securities portfolio to decline.


4 BankRI 1999

Interest Income - Loans

Interest from loans was $33.3 million for 1999, and represented a yield on total loans of 7.58%. This compares to $33.2 million of interest, and a yield of 7.87%, for 1998. This increase of $122,000, or 0.4%, in interest on loans was due primarily to an increase in commercial loan average balances, (up $32.8 million, or 27.6%) offset by the decrease in the overall yield of the portfolio resulting from reinvestment of repayments at lower rates. The Bank has continued to change the mix of its loan portfolio away from residential mortgage loans and toward commercial loans by concentrating its origination efforts on commercial and consumer loan opportunities. Nonetheless, the Bank also originated residential mortgage loans on a limited basis. The yields on the various components of the loan portfolio changed as follows: commercial loans decreased 66 basis points, to 8.43%; consumer and other loans decreased 63 basis points, to 8.18%; and residential mortgage loans decreased 25 basis points, to 6.95%. Partially offsetting these decreases, the average balance of commercial and consumer loans changed as follows: commercial loans increased $32.8 million, or 27.6%, and consumer and other loans increased $7.0 million, or 19.6%.

Interest Expense - Deposits & Borrowings

Interest paid on deposits and borrowings decreased $245,000, or 1.2%, to $19.6 million for 1999, from $19.8 million in 1998. The overall average cost for interest-bearing liabilities decreased 35 basis points from 4.29% for 1998, to 3.94% for 1999. The Bank has concentrated its deposit gathering efforts on checking and savings deposits ("core deposit accounts") and has utilized FHLB borrowings as necessary to fund asset growth in an effort to decrease its overall cost of money. Deposit costs are dependent on a number of factors including general economic conditions, national and local interest rates, competition in the local marketplace, interest rate tiers offered and the Bank's cash flow needs. The average balance of interest-bearing liabilities increased $35.6 million, from $462.3 million in 1998 to $497.8 million in 1999. This growth in average balances of interest-bearing liabilities was centered in core accounts, specifically NOW and money market accounts (up $8.9 million, or 25.0%) and savings accounts (up $16.7 million, or 10.7%). In addition, the Bank increased its utilization of borrowed funds (up $10.6 million, or 26.4%).

Provision for Loan Losses

The provision for loan losses was $1.0 million for 1999, similar to the amount provided in the prior year. The Bank experienced net charge-offs during 1999 of $337,000, similar to the $339,000 of net charge-offs experienced in 1998. Management evaluates several factors including new loan originations, actual and estimated charge-offs, and the risk characteristics of the loan portfolio when determining the provision for the period. Also see discussion under "Financial Condition -- Allowance for Loan Losses."

Noninterest Income

Total noninterest income increased $495,000, or 18.2%, to $3.2 million for 1999, from $2.7 million for 1998. Excluding non-recurring items ($84,000 of loan prepayment penalties and a $43,000 deposit tax refund received in 1999, and a $272,000 settlement on a bifurcated loan received in May 1998), total noninterest income increased $640,000, or 26.1%, year to year. Service Charges on Deposit Accounts, which represents the largest source of noninterest income for the Bank, rose $481,000, or 27.7%, from $1.7 million for 1998, to $2.2 million for 1999. Additionally, Other Income (exclusive of the deposit tax refund and loan settlement) increased $137,000, or 31.3%, from $438,000 to $575,000, for the comparable periods, and resulted primarily from the introduction of ATM access fees for non-customers in September 1998.


                                                                   BankRI 1999 5

The following table sets forth the components of noninterest income:

                                                         YEAR ENDED DECEMBER 31,
                                                         -----------------------
                                                         1999             1998
                                                         -----            ------
                                                             (In thousands)

Loan related fees                                       $  306            $  137
Service charges on deposit accounts                      2,215             1,734
Gain on sales of investment securities                      --                 5
Commissions on loans originated for others                  83               141
Other income                                               618               710
                                                        ------            ------
         Total noninterest income                       $3,222            $2,727
                                                        ======            ======

Noninterest Expense

Noninterest expenses for 1999 increased a total of $1.3 million, or 8.2%, to $17.4 million from $16.0 million in 1998. This increase occurred primarily as a result of the overall growth of the Bank, including its de novo Woonsocket office (April 1998), its relocated and expanded Providence East Side office (August 1998) and relocated headquarters (June 1999), and was centered in the following areas: Salaries and Benefits (up $929,000, or 13.0%), Occupancy (up $147,000, or 12.7%), Data Processing (up $211,000, or 18.6%) and Other Expenses (up $102,000, or 5.4%). In addition to the overall growth of the Bank, its Year 2000 efforts contributed to the growth in Data Processing expense. Professional Services increased $284,000, or 48.5%. A significant portion of the increase resulted from the Bank engaging consultants to review the effectiveness of its operations during 1999. Partially offsetting these increases were decreases in:
Equipment (down $144,000, or 16.2%) as initial equipment purchases became fully depreciated; Loan Servicing (down $146,000, or 15.0%) as the purchased residential mortgage portfolio decreased in outstandings; OREO (down $58,000, or 34.9%) as the level of foreclosures declined; and Amortization of Intangibles (down $70,000, or 5.7%) as the Bank expensed any remaining capitalized organizational costs in January 1999. The Bank's cash basis efficiency ratio improved from 64.62% for the 1998, to 64.06% for 1999.

The following table sets forth the components of noninterest expense:

                                                    YEAR ENDED DECEMBER 31,
                                                 --------------------------
                                                   1999               1998
                                                 -------            -------
                                                       (In thousands)

    Salaries and employee benefits               $ 8,065            $ 7,136
    Occupancy                                      1,302              1,155
    Equipment                                        744                888
    Data processing                                1,348              1,137
    Marketing                                        883                829
    Professional services                            870                586
    Loan servicing                                   825                971
    Other real estate owned                          108                166
    Amortization of intangibles                    1,164              1,234
    Deposit tax and assessments                       58                 56
    Other expenses                                 1,987              1,885
                                                 -------            -------
            Total noninterest expense            $17,354            $16,043
                                                 =======            =======

Income Tax Expense

The Bank recorded income tax expense of $2.4 million for 1999, compared to $2.0 million for 1998. This represented total effective tax rates of 35.4% and 34.5%, respectively. The Bank's tax-favored income from U.S. Treasury and Agency securities and its establishment of a Rhode Island passive investment company reduced its effective tax rate from the 39.9% combined statutory federal and state tax rates.


6  BankRI 1999

Comparison of Years Ended December 31, 1998 and December 31, 1997

General

Net income for 1998, increased $324,000, or 9.2%, to $3.8 million, or $.85 per diluted share, from $3.5 million, or $.75 per diluted share, for 1997. This represented a return on average assets of 0.68% and a return on average equity of 8.33% for 1998, as compared to a return on average assets of 0.70% and a return on average equity of 8.13% for 1997. Cash basis return on average assets was 0.84% and cash basis return on average equity was 10.08% for 1998, as compared to 0.89% and 9.97%, respectively, for 1997. Diluted cash earnings per common share was $1.07 and $1.03 for 1998 and 1997, respectively.

Interest Income - Investments

Total investment income increased by $2.3 million, or 50.0%, to $6.9 million for 1998, from $4.6 million for 1997. The primary reason for this rise in investment income was an increase in the average balance of investments of $39.6 million, or 54.1%, when compared to 1997. Partially offsetting the increase in average balance, the average yield on investments decreased to 6.10% in 1998, from 6.26% in 1997. The Bank maintains a diversified investment portfolio and, at the end of 1998, had approximately 30% of the portfolio in Treasury and Agency securities with remaining maturities of less than five years, and approximately 48% of the portfolio in mortgage-backed securities with repricing periods of less than five years. In addition to assisting in the Bank's overall balance sheet management, the Bank believes that this diversification, along with a structured maturity ladder, provides for more stable earnings and predictable cash flows from the portfolio.

Interest Income - Loans

Income on loans was $33.2 million for 1998, and represented a yield on total loans of 7.87%. This compares to income on loans of $32.7 million, and a yield of 8.26%, for 1997. The increase of $474,000, or 1.5%, in interest income on loans during 1998 was due primarily to growth in commercial loans. The average balance of the various components of the loan portfolio changed from 1997 as follows: commercial loans increased $17.1 million, or 16.8%, residential mortgage loans increased $5.3 million, or 2.0%, and consumer and other loans increased $3.5 million, or 10.8%. During 1998, the Bank continued to concentrate its origination efforts on commercial and consumer loan opportunities, but also introduced an originated residential mortgage product. Also during 1998, the Bank purchased $108.6 million of residential mortgages, but increases in prepayment speeds resulted in the overall residential mortgage portfolio only increasing slightly. These faster prepayment speeds had a negative impact on the yield of the portfolio as premiums paid on past loan purchases were being amortized over shorter time periods. The yields on the various loan portfolio components as compared to 1997 changed as follows: residential mortgage loans decreased 52 basis points, to 7.20%, consumer and other loans decreased 40 basis points, to 8.81%, and commercial loans decreased 26 basis points, to 9.09%.

Interest Expense - Deposits & Borrowings

Interest paid on deposits and borrowings increased $2.4 million, or 13.5%, to $19.8 million for 1998, from $17.5 million for 1997. The overall average cost of interest-bearing liabilities increased 2 basis points to 4.29% for 1998 from 4.27% for 1997. Deposit costs are dependent on a number of factors including general economic conditions, national and local interest rates, competition in the local marketplace and the Bank's cash flow needs. Average costs for the various components of deposits changed from 1997 as follows: NOW accounts decreased 8 basis points, to 0.79%, money market accounts increased 18 basis points, to 3.01%, savings deposits decreased 5 basis points, to 3.01%, and certificate of deposit accounts decreased 6 basis points, to 5.34%. Meanwhile, the average balance of interest-bearing liabilities increased $53.3 million, or 13.0%, to $462.3 million in 1998 from $409.0 million in 1997, as the Bank sought core deposits and utilized FHLB borrowings to fund its asset growth.

Provision for Loan Losses

The provision for loan losses was $1.0 million for 1998, compared to $1.0 million for 1997. The rate at which the Bank was providing for loan losses slowed in the second half of 1998, as the Bank gained experience with the portfolio and delinquencies remained minimal. Management evaluates several factors including new loan originations, actual and estimated charge-offs, and the risk characteristics of the loan portfolio when determining the provision for the period. Also see discussion under "Financial Condition -- Allowance for Loan Losses."


                                                                  BankRI 1999  7

Noninterest Income

Total noninterest income was $2.7 million for 1998. This represents an increase of $811,000, or 42.3%, from the $1.9 million reported for 1997. Service charges on deposit accounts, at $1.7 million, or 63.6% of total noninterest income for 1998, continue to comprise the largest portion of total noninterest income for the Bank. The Bank did expand its other sources of noninterest income during 1998, earning $141,000 from secondary market activities, $120,000 from sales of mutual funds and annuities, and $37,000 from ATM access fees. Also included in 1998, was a $272,000 settlement on a bifurcated loan acquired by the Bank at its formation. Since the Bank was not the entity that originally charged off this loan, the settlement was recognized as Other Income.


The following table sets forth the components of noninterest income:

                                                          YEAR ENDED DECEMBER 31,
                                                          ------------------------
                                                           1998              1997
                                                          ------            ------
                                                                (In thousands)
Loan related fees                                         $  137            $   56
Service charges on deposit accounts                        1,734             1,499
Gain on sales of investment securities                         5                 3
Commissions on loans originated for others                   141                43
Other income                                                 710               315
                                                          ------            ------
         Total noninterest income                         $2,727            $1,916
                                                          ======            ======



Total noninterest expense increased $770,000, or 5.0%, to $16.0 million for 1998, from $15.3 million for 1997. The 1998 increases occurred primarily as a result of the overall growth of the Bank, including its de novo Woonsocket office which opened in March 1998, and the relocation and expansion of its Providence East Side office which opened in August 1998. The Bank's efficiency ratio, excluding goodwill amortization, for 1998 was 64.62%, which was virtually flat as compared to the 64.67% reported for 1997.



The following table sets forth the components of noninterest expense:

                                                  YEAR ENDED DECEMBER 31,
                                                  1998            1997
                                                 -------         -------
                                                     (In thousands)
       Salaries and employee benefits            $ 7,136         $ 6,344
       Occupancy                                   1,155           1,192
       Equipment                                     888             783
       Data processing                             1,137             902
       Marketing                                     829             750
       Professional services                         586             892
       Loan servicing                                971           1,030
       Other real estate owned                       166              86
       Amortization of intangibles                 1,234           1,234
       Deposit tax and assessments                    56             192
       Other expenses                              1,885           1,868
                                                 -------         -------
               Total noninterest expense         $16,043         $15,273
                                                 =======         =======

Income Tax Expense

The Bank recorded income tax expense of $2.0 million for 1998, compared to $1.9 million for 1997. This represented a total effective tax rate of 34.5% and 35.4% for 1998 and 1997, respectively. For both 1998 and 1997, the Bank's establishment of a Rhode Island passive investment company helped reduce its effective tax rate from the 39.9% combined statutory federal and state tax rates.

8  BankRI 1999

FINANCIAL CONDITION

Loans Receivable

Total loans were $459.0 million, or 72.6% of total assets, at December 31, 1999, compared to $431.4 million, or 72.4% of total assets, at December 31, 1998, an increase of $27.6 million, or 6.4%. Total loans as of December 31, 1999 may be segmented in three broad categories: residential mortgages that aggregate $237.3 million, or 51.7% of the portfolio; commercial loans that aggregate $174.5 million, or 38.0% of the portfolio; and consumer and other loans that aggregate $47.1 million, or 10.3% of the portfolio.

During the second quarter of 1998, the Bank completed a comprehensive project begun in late 1997, to refine the classification of its individual commercial loans. This project defined the classification of a loan based on its primary purpose and collateral. As a result of this project, the Bank reclassified a number of loans from the commercial & industrial category to the commercial real estate or multi-family real estate categories. The amounts shown for December 31, 1997 and 1996 have not been restated to reflect this reclassification. Included in the following table as commercial real estate loans at December 31, 1999 and 1998, are $34.0 million and $36.9 million of `owner occupied' loans, many of which were originated in conjunction with a commercial & industrial loan to the same borrower and previously classified as commercial & industrial loans. This classification project did not affect the total outstanding for commercial loans, only the breakdown by individual category within the total portfolio.

The Bank utilizes the term "small business loans" to describe its business lending portfolio comprised of loans up to $250,000 in amount.

The following is a summary of loans receivable:

                                                                             DECEMBER 31,
                                                  ------------------------------------------------------------------
                                                    1999                1998              1997               1996
                                                  ---------          ---------          ---------          ---------
                                                                            (In thousands)
RESIDENTIAL MORTGAGE LOANS:
  One- to four-family adjustable rate             $ 196,863          $ 211,076          $ 205,020          $ 201,628
  One- to four-family fixed rate                     39,037             45,671             50,704             55,160
                                                  ---------          ---------          ---------          ---------
     Subtotal                                       235,900            256,747            255,724            256,788
  Premium on loans acquired                           1,446              2,110              2,045              2,589
  Net deferred loan origination fees                    (26)                --                 --                 --
                                                  ---------          ---------          ---------          ---------
     Total                                        $ 237,320          $ 258,857          $ 257,769          $ 259,377
                                                  =========          =========          =========          =========

COMMERCIAL LOANS:
  Commercial real estate                          $  90,149          $  76,562          $  49,412          $  34,370
  Commercial & industrial                            40,109             30,655             47,440             52,638
  Multi-family                                       16,270             13,221              6,874              3,969
  Small business                                     13,322              6,804              3,775              1,460
  Construction                                        6,379              3,482              4,683                244
  Leases                                              8,499              3,370              2,600                 --
                                                  ---------          ---------          ---------          ---------
     Subtotal                                       174,728            134,094            114,784             92,681
  Net deferred loan origination fees                   (180)               (61)              (112)               (34)
                                                  ---------          ---------          ---------          ---------
     Total                                        $ 174,548          $ 134,033          $ 114,672          $  92,647
                                                  =========          =========          =========          =========

CONSUMER AND OTHER LOANS:
  Home equity - lines of credit                   $  24,166          $  18,400          $  11,515          $  12,328
  Home equity - term loans                           19,710             16,996             18,758             15,130
  Installment                                         1,279              1,010                888              1,387
  Savings secured                                     1,005                935              1,261              1,101
  Unsecured and other                                   590                972                956              1,069
                                                  ---------          ---------          ---------          ---------
     Subtotal                                        46,750             38,313             33,378             31,015
  Net deferred loan origination costs                   340                199                 --                 --
                                                  ---------          ---------          ---------          ---------
     Total                                        $  47,090          $  38,512          $  33,378          $  31,015
                                                  =========          =========          =========          =========


                                                                  BankRI 1999  9

During 1999, residential mortgage loans decreased $21.5 million, or 8.3%, as purchases of $53.7 million and originations of $17.7 million of residential mortgage loans were offset by $91.8 million in repayments. The Bank has concentrated its portfolio lending efforts on commercial and consumer lending opportunities. During late 1997, the Bank began to originate mortgage loans for its own portfolio and anticipates continuing to originate mortgage loans on a limited basis for its customers. Until such time as the Bank can originate sufficient commercial and consumer loans to utilize available cash flow, it intends to continue purchasing residential mortgage loans as opportunities develop.

The Bank's commercial loan portfolio (consisting of commercial real estate, commercial & industrial, multi-family real estate, construction and small business loans) increased $40.5 million, or 30.2%, during 1999. The Bank believes it is well positioned for continued commercial loan growth. Particular emphasis is placed on generation of small- to medium-sized commercial relationships (those relationships with $4.0 million or less in loan outstandings). The Bank is also active in small business lending in which it utilizes credit scoring in conjunction with traditional review standards and employs streamlined documentation. The Bank's small business portfolio increased $6.5 million, or 95.8%, during 1999. The Bank is a participant in the U.S. Small Business Administration ("SBA") Preferred Lender Program ("PLP") in Rhode Island and the 7a Guarantee Loan Program in Massachusetts.

The consumer loan portfolio is comprised primarily of home equity loans and home equity lines of credit. During 1999, consumer loan outstandings increased $8.6 million, or 22.3%, to $47.1 million at December 31, 1999, from $38.5 million at December 31, 1998. The majority of this growth was in home equity lines of credit.


The table below shows loan originations, purchases, sales and repayment activities.

                                                                          YEAR ENDED DECEMBER 31,
                                                        1999                1998              1997              1996
                                                      ---------          ---------          --------          --------
                                                                               (In thousands)
ORIGINATIONS AND PRINCIPAL ADDITIONS:

Loans purchased:
  Residential mortgage loans                          $  53,747          $ 107,559          $ 58,271          $ 29,921
                                                      ---------          ---------          --------          --------
     Total loans purchased                               53,747            107,559            58,271            29,921
                                                      ---------          ---------          --------          --------
Loans originated:
  Residential mortgage loans                             17,659             13,093               200                --
  Commercial loans                                       62,430             41,872            40,065            13,492
  Consumer and other loans                               18,704             16,837            12,526             8,416
                                                      ---------          ---------          --------          --------
     Total loans originated                              98,793             71,802            52,791            21,908
                                                      ---------          ---------          --------          --------

PRINCIPAL REDUCTIONS:

Charge-offs and transfers to OREO:
  Residential mortgage loans                               (412)              (950)           (1,116)               --
  Commercial loans                                         (176)               (15)             (145)             (103)
  Consumer and other loans                                  (80)              (163)             (178)             (110)
                                                      ---------          ---------          --------          --------
     Total charge-offs and transfers to OREO               (668)            (1,128)           (1,439)             (213)
                                                      ---------          ---------          --------          --------

PRINCIPAL PAYMENTS:
  Residential mortgage loans                            (91,841)          (118,679)          (58,419)          (46,527)
  Commercial loans                                      (21,620)           (22,547)          (17,817)           (6,105)
  Consumer and other loans                              (10,187)           (11,739)           (9,985)           (9,351)
                                                      ---------          ---------          --------          --------
     Total principal payments                          (123,648)          (152,965)          (86,221)          (61,983)
                                                      ---------          ---------          --------          --------

Change in loans receivable (before net items)         $  28,224          $  25,268          $ 23,402          $(10,367)
                                                      =========          =========          ========          ========


10  BankRI 1999

The following table sets forth certain information at December 31, 1999, regarding the aggregate dollar amount of certain loans maturing in the Bank's loan portfolio based on scheduled payments to maturity. Actual loan principal payments may vary from this schedule due to refinancings, modifications and other changes in loan terms. Demand loans and loans having no stated schedule of repayments and no stated maturity are reported as due in one year or less.



                                                           PRINCIPAL REPAYMENTS CONTRACTUALLY DUE
                                                         -------------------------------------------
                                                                       AFTER ONE, BUT
                                                         ONE YEAR OR     WITHIN FIVE     AFTER FIVE
                                                             LESS           YEARS          YEARS
                                                         ------------      -------         ------
                                                                       (In thousands)
Construction loans                                         $ 6,379         $    --         $   --
Commercial and industrial loans (including leases)            ,404          19,456          2,748
Small business loans                                         7,181           5,979            162
                                                           -------         -------         ------
        Total                                              $39,964         $25,435         $2,910
                                                           =======         =======         ======


The following table sets forth as of December 31, 1999, the dollar amount of certain loans of the Bank due after one year that have fixed interest rates or floating or adjustable interest rates.



                                                           LOANS DUE AFTER ONE YEAR
                                                         ------------------------------
                                                                         FLOATING OR
                                                         FIXED RATES   ADJUSTABLE RATES
                                                         -----------   ----------------
                                                               (In thousands)
Construction loans                                         $    --         $    --
Commercial and industrial loans (including leases)          10,858          11,346
Small business loans                                         2,900           3,241
                                                           -------         -------
        Total                                              $13,758         $14,587
                                                           =======         =======


Asset Quality

The definition of nonperforming assets includes nonperforming loans and OREO. OREO consists of real estate acquired through foreclosure proceedings and real estate acquired through acceptance of a deed in lieu of foreclosure. Nonperforming loans are defined as nonaccrual loans, loans past due 90 days or more, but still accruing and impaired loans. Under certain circumstances the Bank may restructure the terms of a loan as a concession to a borrower. These restructured loans are considered impaired loans. Included in nonaccrual loans at December 31, 1999, were $329,000 of impaired loans. At December 31, 1998 and 1997, the Bank did not have any impaired loans.

Nonperforming Assets. At December 31, 1999, the Bank had nonperforming assets of $1.2 million, or 0.18% of total assets. This compares to nonperforming assets of $2.0 million, or 0.33% of total assets, at December 31, 1998 and nonperforming assets of $2.0 million, or 0.38% of total assets, at December 31, 1997. The Bank's nonperforming assets at December 31, 1999, consisted of residential mortgage loans aggregating $602,000, commercial loans aggregating $510,000 and OREO aggregating $49,000. Nonperforming assets at December 31, 1998 and 1997, were primarily comprised of nonaccrual residential mortgage loans. The Bank evaluates the underlying collateral of each nonperforming loan and continues to pursue the collection of interest and principal. As the Bank's loan portfolio continues to grow and mature, or if economic conditions worsen, management believes it likely that the level of nonperforming assets will increase, as will its level of charge-off loans.


                                                                 BankRI 1999  11

The following table sets forth information regarding nonperforming assets.

                                                                          DECEMBER 31,
                                                           --------------------------------------
                                                            1999            1998            1997
                                                           ------          ------          ------
                                                                       (In thousands)

Nonaccrual loans                                           $1,112          $1,563          $1,679
Loans past due 90 days or more, but still accruing             --              --              --
Impaired loans (not included in nonaccrual loans)              --              --              --
                                                           ------          ------          ------
        Total nonperforming loans                           1,112           1,563           1,679
Other real estate owned                                        49             394             356
                                                           ------          ------          ------
        Total nonperforming assets                         $1,161          $1,957          $2,035
                                                           ======          ======          ======

Nonperforming loans as a percent of total loans              0.24%           0.36%           0.41%
Nonperforming assets as a percent of total assets            0.18%           0.33%           0.38%



Nonaccrual Loans. Accrual of interest income on all loans is discontinued when concern exists as to the collectibility of principal or interest, or when a loan becomes over ninety days delinquent. Additionally, when a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period income. Loans are removed from nonaccrual when they become less than ninety days past due and in the case of commercial and consumer loans, when concern no longer exists as to the collectibility of principal or interest. Interest collected on nonaccruing loans is either applied against principal or reported as income according to management's judgment as to the collectibility of principal. At December 31, 1999, nonaccrual loans totaled $1.1 million. Interest on nonaccrual loans that would have been recorded as additional income for the year ended December 31, 1999, had the loans been current in accordance with their original terms, totaled $66,000. This compares with $117,000 and $65,000 of foregone interest income on nonaccrual loans for the years ended December 31, 1998 and 1997, respectively.

The following table sets forth certain information regarding nonaccrual loans.



                                                                      DECEMBER 31,
                                   ---------------------------------------------------------------------------------
                                            1999                         1998                         1997
                                   ----------------------       ----------------------       -----------------------
                                                  PERCENT                     PERCENT                        PERCENT
                                   PRINCIPAL     OF TOTAL       PRINCIPAL     OF TOTAL       PRINCIPAL      OF TOTAL
                                    BALANCE        LOANS         BALANCE        LOANS         BALANCE        LOANS
                                   ----------    ---------    --------------  ---------      ---------       -------
                                                              (Dollars in thousands)
NONACCRUAL LOANS:
  Residential mortgage loans         $  602         0.13%         $1,475         0.34%         $1,540         0.38%
  Commercial loans                      510         0.11%             57         0.01%             84         0.02%
  Consumer and other loans               --           --              31         0.01%             55         0.01%
                                     ------         ----          ------         ----          ------         ----
     Total nonaccrual loans          $1,112         0.24%         $1,563         0.36%         $1,679         0.41%
                                     ======         ====          ======         ====          ======         ====


Delinquencies. At December 31, 1999, $811,000 of loans were 30 to 89 days past due. This compares to $1.9 million and $1.4 million of loans 30 to 89 days past due as of December 31, 1998 and 1997, respectively. The majority of these loans at all three dates were residential mortgage loans and are secured.

Management reviews delinquent loans frequently to assess problem situations and to quickly address these problems. In the case of consumer and commercial loans, the Bank contacts the borrower when a loan becomes delinquent. When a payment is not made, generally within 10-15 days of the due date, a late charge is assessed. After 30 days of delinquency, a notice is sent to the borrower advising that failure to cure the default may result in formal demand for payment in full. In the event of further delinquency, the matter is generally referred to legal counsel to commence civil proceedings to collect all amounts owed. In the case of residential mortgage loans, delinquency and collection proceedings are conducted by either the Bank or its mortgage servicers in accordance with standard servicing guidelines. In any circumstance where the Bank is secured by real property or other collateral, the Bank enforces its rights to the collateral in accordance with applicable law.

12  BankRI 1999

The following table sets forth information as to loans delinquent for 30 to 89 days.


                                                                                       DECEMBER 31,
                                                     ------------------------------------------------------------------------------
                                                              1999                         1998                      1997
                                                     ---------------------      -----------------------       ---------------------
                                                                  PERCENT                       PERCENT                    PERCENT
                                                      PRINCIPAL   OF TOTAL      PRINCIPAL      OF TOTAL       PRINCIPAL    OF TOTAL
                                                       BALANCE     LOANS         BALANCE         LOANS         BALANCE      LOANS
                                                       -------     -----         -------         -----         -------      -----
                                                                                  (Dollars in thousands)
Loans delinquent for 30 to 59 days:
     Residential mortgage loans                       $378          0.08%         $  483          0.11%         $  866      0.21%
     Commercial loans                                  334          0.08%          1,164          0.27%             56      0.02%
     Consumer and other loans                            6          0.00%             14          0.00%             67      0.02%
                                                      ----          ----          ------          ----          ------      ----
        Total loans delinquent 30 to 59 days           718          0.16%          1,661          0.38%            989      0.25%
                                                      ----          ----          ------          ----          ------      ----
Loans delinquent for 60 to 89 days:
     Residential mortgage loans                         92          0.02%            258          0.06%            410      0.10%
     Commercial loans                                   --            --              --            --              --        --
     Consumer and other loans                            1          0.00%             --            --               7      0.00%
                                                      ----          ----          ------          ----          ------      ----
        Total loans delinquent 60 to 89 days            93          0.02%            258          0.06%            417      0.10%
                                                      ----          ----          ------          ----          ------      ----
        Total loans delinquent 30 to 89 days          $811          0.18%         $1,919          0.44%         $1,406      0.35%
                                                      ====          ====          ======          ====          ======      ====

Adversely Classified Assets. The Bank's management adversely classifies certain assets as "substandard," "doubtful" or "loss" based on criteria established under banking regulations. An asset is considered substandard if inadequately protected by the current net worth and paying capacity of the obligor or of the collateral pledged, if any. Substandard assets include those characterized by the "distinct possibility" that the insured institution will sustain "some loss" if existing deficiencies are not corrected. Assets classified as doubtful have all of the weaknesses inherent in those classified substandard with the added characteristic that the weaknesses present make "collection or liquidation in full," on the basis of currently existing facts, conditions, and values, "highly questionable and improbable." Assets classified as loss are those considered "uncollectible" and of such little value that their continuance as assets without the establishment of a specific loss reserve is not warranted.

At December 31, 1999, the Bank had $1.2 million of loans that were classified as substandard. This compares to $2.5 million and $3.5 million of loans that were classified as substandard at December 31, 1998 and 1997, respectively. The Bank had no loans which were classified as loss or doubtful at either date. Delinquent loans may or may not be adversely classified depending upon management's judgment with respect to each individual loan. At December 31, 1999, included in the $1.2 million of loans that were classified as substandard, were $127,000 of performing loans. This compares to $916,000 and $1.8 million of adversely classified performing loans as of December 31, 1998 and 1997, respectively. These amounts constitute loans that, in the opinion of management, could potentially migrate to nonperforming or doubtful status.

Allowance for Loan Losses

The allowance for loan losses is established through provisions charged to operations and represents amounts available for future credit losses. Loans deemed uncollectible are charged against the allowance, while recoveries of amounts previously charged-off are added to the allowance. Amounts are charged-off once the probability of loss has been established, with consideration given to such factors as the customer's financial condition, underlying collateral and guarantees, and general and industry economic conditions.

When an insured institution classifies problem assets as either substandard or doubtful, it is required to establish allowances for loan losses in an amount deemed prudent by management. Additionally, general allowances represent loss allowances that have been established to recognize the inherent risk associated with lending activities, and have not been allocated to particular problem assets.


                                                                 BankRI 1999 13

The following table represents the allocation of the allowance for loan losses as of the dates indicated:


                                                                         DECEMBER 31,
                             -------------------------------------------------------------------------------------------------------
                                    1999                         1998                        1997                    1996
                             ---------------------      ----------------------      -----------------------  -----------------------
                                      PERCENT OF                   PERCENT OF                  PERCENT OF               PERCENT OF
                                     LOANS IN EACH                LOANS IN EACH              LOANS  IN EACH            LOANS IN EACH
                                      CATEGORY TO                  CATEGORY TO                CATEGORY TO              CATEGORY TO
                             AMOUNT   TOTAL LOANS       AMOUNT     TOTAL LOANS      AMOUNT    TOTAL LOANS    AMOUNT    TOTAL LOANS
                             ------  -------------      ------   -------------     ------    --------------  -------   -------------
                                                                    (Dollars in thousands)
Residential mortgage loans   $ 1,395      51.7%         $1,558         60.0%       $1,534        63.5%       $1,532         67.7%
Commercial loans               2,007      38.0%          1,277         31.1%        1,040        28.3%          973         24.2%
Consumer and other loans         566      10.3%            456          8.9%          393         8.2%          363          8.1%
Unallocated                    1,713        --           1,727           --         1,373          --         1,156           --
                              ------     ------         ------        -----        ------       -----        ------        -----
        Total                $ 5,681     100.0%         $5,018        100.0%       $4,340       100.0%       $4,340        100.0%
                             =======     ======         ======        =====        ======       =====        ======        =====


Assessing the adequacy of the allowance for loan losses involves substantial uncertainties and is based upon management's evaluation of the amounts required to meet estimated charge-offs in the loan portfolio after weighing various factors. Among these factors are the risk characteristics of the loan portfolio, the quality of specific loans, the level of nonaccruing loans, current economic conditions, trends in delinquencies and charge-offs, and the value of underlying collateral, all of which can change frequently. Based on this evaluation, the Bank believes that its year-end allowance for loan losses is adequate.

While management evaluates currently available information in establishing the allowance for loan losses, future adjustments to the allowance may be necessary if conditions differ substantially from the assumptions used in making the evaluations. In addition, various regulatory agencies, as an integral part of their examination process, periodically review a financial institution's allowance for loan losses and carrying amounts of other real estate owned. Such agencies may require the financial institution to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

During 1999, 1998 and 1997, the Bank made additions to the allowance of $1.0 million, $1.0 million and $1.0 million and experienced net charge-offs of $337,000, $339,000 and $684,000, respectively. At December 31, 1999, the allowance for loan losses stood at $5.7 million and represented 510.88% of nonperforming loans and 1.24% of total loans outstanding. This compares to an allowance for loan losses of $5.0 million, representing 321.05% of nonperforming loans and 1.16% of total loans outstanding at December 31, 1998. The increase in the allowance as a percent of total loans is reflective of the increase in commercial and consumer loan outstandings.

14  BankRI 1999

An analysis of the activity in the allowance for loan losses is as follows:


                                                                                     YEAR ENDED DECEMBER 31,
                                                                 -------------------------------------------------------------
                                                                  1999              1998               1997             1996
                                                                 -------           -------           -------           -------
                                                                                        (In thousands)

Balance at beginning of year                                     $ 5,018           $ 4,340           $ 4,024           $    --

Acquired reserves                                                     --                --                --             3,400

Loans charged-off:
     Residential mortgage loans                                     (128)             (174)             (505)               --
     Commercial loans                                               (176)              (15)              (71)             (103)
     Consumer and other loans                                        (80)             (163)             (135)             (110)
                                                                 -------           -------           -------           -------
        Total loans charged-off                                     (384)             (352)             (711)             (213)
                                                                 -------           -------           -------           -------

Recoveries of loans previously charged-off:
     Residential mortgage loans                                       29                 0                 8                --
     Commercial loans                                                  1                 3                 3                --
     Consumer and other loans                                         17                10                16                --
                                                                 -------           -------           -------           -------
        Total recoveries of loans previously charged off              47                13                27                --
                                                                 -------           -------           -------           -------

Net charge-offs                                                     (337)             (339)             (684)             (213)

Provision for loan losses charged against income                   1,000             1,017             1,000               837
                                                                 -------           -------           -------           -------

Balance at end of year                                           $ 5,681           $ 5,018           $ 4,340           $ 4,024
                                                                 =======           =======           =======           =======

Net charge-offs to average loans outstanding                        0.08%             0.08%             0.17%             0.06%
                                                                 =======           =======           =======           =======


Investments

Total investments (consisting of federal funds sold, investment securities, mortgage-backed securities, and FHLB stock) totaled $135.9 million, or 21.5% of total assets, at December 31, 1999. This compares to total investments of $131.5 million, or 22.1% of total assets, as of December 31, 1998. The increase of $4.3 million, or 3.3%, was primarily in investment securities that were purchased to provide collateral for the Bank's cash management activities with its commercial customers.

The investment portfolio provides the Bank with a source of short-term liquidity and acts as a counterbalance to loan and deposit flows. Investment and mortgage-backed securities are primarily comprised of U.S. Government and Agency securities. All investment and mortgage-backed securities at December 31, 1999 and 1998, were classified as securities available for sale. These securities carried a total of $2.6 million in net unrealized losses at December 31, 1999 and $356,000 in net unrealized gains at December 31, 1998.



                                                                  BankRI 1999 15

A summary of investment and mortgage-backed securities available for sale follows:

                                                                     UNREALIZED
                                              --------------------------------------------------------
                                              AMORTIZED                                        MARKET
                                                 COST          GAINS          LOSSES           VALUE
                                              ---------         ----         -------          --------
                                                                   (In thousands)
AT DECEMBER 31, 1999:
U.S. Treasury obligations                      $ 10,023         $ 21         $   (36)         $ 10,008
U.S. Agency obligations                          39,256            5            (875)           38,386
Trust preferred securities                        2,198           --             (89)            2,109
U.S. Agency mortgage-backed securities           62,101           --          (1,125)           60,976
Collateralized mortgage obligations              14,357           --            (540)           13,817
                                               --------         ----         -------          --------
        Total                                  $127,935         $ 26         $(2,665)         $125,296
                                               ========         ====         =======          ========

AT DECEMBER 31, 1998:
U.S. Treasury obligations                      $ 18,050         $245         $   (14)         $ 18,281
U.S. Agency obligations                          21,245          203             (26)           21,422
U.S. Agency mortgage-backed securities           62,814           72            (138)           62,748
Collateralized mortgage obligations              17,162           14              --            17,176
                                               --------         ----         -------          --------
        Total                                  $119,271         $534         $  (178)         $119,627
                                               ========         ====         =======          ========

AT DECEMBER 31, 1997:
U.S. Treasury obligations                      $ 26,026         $197         $    --          $ 26,223
U.S. Agency obligations                          21,955          141              --            22,096
U.S. Agency mortgage-backed securities           42,878          200              --            43,078
                                               --------         ----         -------          --------
        Total                                  $ 90,859         $538         $    --          $ 91,397
                                               ========         ====         =======          ========



The following table sets forth the maturities of investment and mortgage-backed securities available for sale and the weighted average yields of such securities:



                                                                              AFTER ONE,                   AFTER FIVE,
                                                     WITHIN                   BUT WITHIN                    BUT WITHIN
                                                    ONE YEAR                   FIVE YEARS                    TEN YEARS
                                           -------------------------   -------------------------     ------------------------
                                           MARKET        WEIGHTED      MARKET        WEIGHTED        MARKET       WEIGHTED
                                            VALUE      AVERAGE YIELD    VALUE      AVERAGE YIELD      VALUE     AVERAGE YIELD
                                           ------      -------------   ------      -------------     ------     -------------
                                                                         (Dollars in thousands)
AT DECEMBER 31, 1999:
U.S. Treasury obligations                   $ 9,007         6.39%       $ 1,002         4.15%         $    --           --
U.S. Agency obligations                       3,991         5.80%        24,557         5.74%           9,838         7.10%
Trust preferred securities                       --           --             --           --               --           --
U.S. Agency mortgage-backed securities           --           --             --           --               --           --
Collateralized mortgage obligations              --           --             --           --               --           --
                                            -------                     -------                       -------
        Total                               $12,998         6.21%       $25,559         5.68%         $ 9,838         7.10%
                                            =======         ====        =======         ====          =======      =======

AT DECEMBER 31, 1998:
U.S. Treasury obligations                   $ 8,040         6.10%       $10,241         6.16%         $    --           --
U.S. Agency obligations                       2,039         6.57%        19,384         6.05%              --           --
U.S. Agency mortgage-backed securities           --           --             --           --               --           --
Collateralized mortgage obligations              --           --             --           --               --           --
                                            -------                     -------                       -------
        Total                               $10,079         6.19%       $29,625         6.09%         $    --           --
                                            =======         ====        =======         ====          =======      =======

AT DECEMBER 31, 1997:
U.S. Treasury obligations                   $ 7,010         5.98%       $19,213         6.23%         $    --           --
U.S. Agency obligations                       2,007         6.34%        20,089         6.55%              --           --
U.S. Agency mortgage-backed securities           --           --             --           --               --           --
                                            -------                     -------                       -------
        Total                               $ 9,017         6.06%       $39,302         6.39%         $    --           --
                                            =======         ====        =======         ====          =======      =======

                                                     AFTER
                                                   TEN YEARS
                                            ----------------------
                                            MARKET      WEIGHTED
                                             VALUE    AVERAGE YIELD
                                            ------    -------------
                                            (Dollars in thousands)
AT DECEMBER 31, 1999:
U.S. Treasury obligations                   $    --           --
U.S. Agency obligations                          --           --
Trust preferred securities                    2,108         8.16%
U.S. Agency mortgage-backed securities       60,976         5.98%
Collateralized mortgage obligations          13,817         6.48%
                                            -------
        Total                               $76,901         6.13%
                                            =======         ====

AT DECEMBER 31, 1998:
U.S. Treasury obligations                   $    --           --
U.S. Agency obligations                          --           --
U.S. Agency mortgage-backed securities       62,748         6.47%
Collateralized mortgage obligations          17,176         6.48%
                                            -------
        Total                               $79,924         6.48%
                                            =======         ====

AT DECEMBER 31, 1997:
U.S. Treasury obligations                   $    --           --
U.S. Agency obligations                          --           --
U.S. Agency mortgage-backed securities       43,078         6.74%
                                            -------
        Total                               $43,078         6.74%
                                            =======         ====


16    BankRI 1999

Deposits and Borrowings

The Bank has devoted considerable time and resources to its deposit gathering network. The Bank experienced a net increase in total deposits during 1999, to $513.4 million, or 81.2% of total assets, at December 31, 1999, from $500.7 million, or 84.0% of total assets, at December 31, 1998. This increase of $12.7 million, or 2.5%, in total deposits was centered in core accounts and broken down as follows: Demand deposit and NOW accounts up $7.8 million, or 9.0%; money market accounts up $474,000, or 3.0%; and savings accounts up $10.6 million, or 6.5%. Certificate of deposit accounts ended 1999 down $6.2 million, or 2.6%, as the Bank focused its deposit gathering efforts on core accounts.

The following table sets forth certain information regarding deposits:


                                                                             DECEMBER 31,
                                              ------------------------------------------------------------------------
                                                               1999                                1998
                                              ----------------------------------    ----------------------------------
                                                         PERCENT      WEIGHTED                PERCENT      WEIGHTED
                                              AMOUNT     OF TOTAL   AVERAGE RATE    AMOUNT    OF TOTAL   AVERAGE RATE
                                              ------     --------   ------------    ------    --------   ------------
                                                                         (Dollars in thousands)
NOW accounts                                $ 27,456       5.4%        0.64%      $ 26,899       5.4%      0.65%
Money market accounts                         16,073       3.1%        2.70%        15,599       3.1%      2.78%
Savings accounts                             173,692      33.8%        2.78%       163,118      32.6%      2.74%
Certificate of deposit accounts              228,351      44.5%        4.95%       234,541      46.8%      5.14%
                                            --------     -----                    --------     -----
        Total interest bearing deposits      445,572      86.8%        3.76%       440,157      87.9%      3.89%

Noninterest bearing accounts                  67,844      13.2%          --         60,556      12.1%        --
                                            --------     -----                    --------     -----
        Total deposits                      $513,416     100.0%        3.26%      $500,713     100.0%      3.42%
                                            ========     =====         ====       ========     =====       ====

                                                        DECEMBER 31,
                                           ------------------------------------
                                                             1997
                                           ------------------------------------
                                                        PERCENT      WEIGHTED
                                             AMOUNT     OF TOTAL   AVERAGE RATE
                                             ------     --------   ------------
                                                  (Dollars in thousands)
NOW accounts                               $ 22,452       4.8%        0.83%
Money market accounts                        12,217       2.6%        2.86%
Savings accounts                            145,805      31.4%        3.12%
Certificate of deposit accounts             233,955      50.3%        5.50%
                                           --------     -----         ----
        Total interest bearing deposits     414,429      89.1%        4.33%

Noninterest bearing accounts                 50,478      10.9%          --
                                           --------     -----         ----
        Total deposits                     $464,907     100.0%        3.86%
                                           ========     =====         ====

At December 31, 1999, certificate of deposit accounts with balances greater than $100,000 aggregated $25.3 million, compared to $23.1 million and $19.0 million at December 31, 1998 and 1997, respectively.

Total borrowings (consisting of overnight and short-term borrowings, FHLB and other borrowings) increased $22.4 million during 1999, to $67.9 million, from $45.5 million at December 31, 1998. The Bank had $19.8 million of overnight and short-term borrowing outstanding at the end of 1997. The increases during these years were primarily attributable to the Bank utilizing borrowings from the FHLB (up $11.7 million, or 32.0%, in 1999) to partially fund its asset growth, coupled with repurchase agreement growth (up $8.5 million, or 248.1%, in 1999) resulting from growth of the Bank's overnight cash management product for its commercial customers. The Bank, through its membership in the FHLB, has access to a variety of borrowing alternatives, and management will from time to time take advantage of these opportunities to fund asset growth. However, on a long-term basis, the Bank intends to concentrate on increasing its core deposits.

ASSET AND LIABILITY MANAGEMENT

The principal objective of the Bank's asset and liability management process is to maximize profit potential while minimizing the vulnerability of its operations to changes in interest rates by means of managing the ratio of interest rate sensitive assets to interest rate sensitive liabilities within specified maturity or repricing periods. The Bank's actions in this regard are taken under the guidance of the Asset/Liability Committee ("ALCO") which is comprised of members of senior management. The ALCO generally meets monthly and is actively involved in formulating the economic assumptions that the Bank uses in its financial planning and budgeting process and establishes policies which control and monitor the sources, uses and pricing of funds. The Bank has not engaged in any hedging activities.

The ALCO manages the Bank's interest rate risk position using both income simulation and interest rate sensitivity "gap" analysis. The Bank has established internal parameters for monitoring the income simulation and gap analysis. These guidelines serve as benchmarks for evaluating actions to balance the current position against overall strategic goals. The ALCO monitors current exposures and reports these to the Board of Directors.

Simulation is used as the primary tool for measuring the interest rate risk inherent in the Bank's balance sheet at a given point in time by showing the effect on net interest income, over a twenty-four month period, of interest rate ramps of up to 200 basis points. These simulations take into account repricing, maturity and prepayment characteristics of individual products. The ALCO reviews simulation results to determine whether the downside exposure resulting from changes in market interest rates remains within established tolerance levels over both a twelve month and twenty-four month horizon, and develops appropriate strategies to


                                                                 BankRI 1999  17
manage this exposure. The Bank's limits on interest rate risk specify that if interest rates were to shift up or down 200 basis points over a twelve month period, estimated net interest income for those twelve months and the subsequent twelve months, should decline by no more than 5.0% or 10.0%, respectively. As of December 31, 1999, net interest income simulation indicated that the Bank's exposure to changing interest rates was within these established tolerance levels. The ALCO reviews the methodology utilized by the Bank for calculating its interest rate risk exposure and may, from time to time, adopt modifications to this methodology. While the ALCO reviews simulation assumptions and methodology to ensure that they reflect historical experience, it should be noted that income simulation may not always prove to be an accurate indicator of interest rate risk because the actual repricing, maturity and prepayment characteristics of individual products may differ from the estimates used in the simulations.

The following table presents the estimated impact of interest rate ramps on estimated net interest income over a twenty-four month period beginning January 1, 2000:

18

                                                          ESTIMATED EXPOSURE
                                                        TO NET INTEREST INCOME
                                                   ----------------------------------
                                                   DOLLAR CHANGE       PERCENT CHANGE
                                                   -------------       --------------
                                                        (Dollars in thousands)
INITIAL TWELVE MONTH PERIOD:
Up 200 basis point ramp                               $  (377)            (1.60%)
Up 100 basis point ramp                                  (155)            (0.66%)
Down 100 basis point ramp                                  97             0.41%
Down 200 basis point ramp                                 177             0.75%

SUBSEQUENT TWELVE MONTH PERIOD:
Up 200 basis point ramp                               $(1,555)            (6.58%)
Up 100 basis point ramp                                  (690)            (2.92%)
Down 100 basis point ramp                                 392             1.66%
Down 200 basis point ramp                                 608             2.57%



The Bank also uses interest rate sensitivity "gap" analysis to provide a more general overview of the Bank's interest rate risk profile. The effect of interest rate changes on the assets and liabilities of a financial institution such as the Bank may be analyzed by examining the extent to which such assets and liabilities are "interest rate sensitive" and by monitoring an institution's interest rate sensitivity gap. An asset or liability is said to be interest rate sensitive within a specific time period if it will mature or reprice within that time period. The interest rate sensitivity gap is defined as the difference between interest-earning assets and interest-bearing liabilities maturing or repricing within a given time period. A gap is considered positive when the amount of interest rate sensitive assets exceeds the amount of interest rate sensitive liabilities. A gap is considered negative when the amount of interest rate sensitive liabilities exceeds interest rate sensitive assets. During a period of falling interest rates, a positive gap would tend to adversely affect net interest income, while a negative gap would tend to result in an increase in net income. Conversely, during a period of rising interest rates, a positive gap would tend to result in an increase in net interest income while a negative gap would tend to affect net interest income adversely.

The Bank has sought to maintain a relatively narrow gap position and has, in some instances, foregone investment in higher yielding assets when such investment, in management's opinion, exposed the Bank to undue interest rate risk. However, the Bank does not attempt to perfectly match interest rate sensitive assets and liabilities and will selectively mismatch its assets and liabilities to a controlled degree when it considers it both appropriate and prudent to do so. There are a number of relevant time periods in which to measure the gap position, such as at the 30, 60, 90, or 180 day points in the maturity schedule. Management monitors the Bank's gap position at each of these maturity points, while also focusing closely on the gap at the one year point in making its principal funding decisions, such as with respect to the Bank's commercial and residential mortgage loan portfolios. At December 31, 1999, the Bank's cumulative one-year gap was a positive $14.0 million, or 2.2% of total assets, compared to positive $13.0 million, or 2.2% of total assets, at the end of 1998.


18  BankRI 1999

The following table presents the repricing schedule for the Bank's interest-earning assets and interest-bearing liabilities at December 31, 1999. To the extent applicable, amounts of assets and liabilities which mature or reprice within a particular period were determined in accordance with their contractual terms. Loans have been allocated based upon expected amortization and prepayment rates based on historical performance. Savings, NOW and money market deposit accounts, which have no contractual term and are subject to immediate repricing, are anticipated to behave more like core accounts and therefore are presented as spread evenly over the first three years. Nonetheless, this presentation does not reflect lags that may occur in the actual repricing of these deposits.

                                                      WITHIN    OVER THREE     OVER SIX       OVER ONE
                                                       THREE      TO SIX       TO TWELVE      YEAR TO     OVER FIVE
                                                       MONTHS      MONTHS        MONTHS      FIVE YEARS      YEARS        TOTAL
                                                     --------     --------     ---------     ----------   ----------     --------
                                                                               (Dollars in thousands)
INTEREST-EARNING ASSETS:
     Federal funds sold                              $  6,850     $     --      $      --      $     --     $    --      $  6,850
     Investment securities                              4,000        2,998          5,978        26,302      11,225        50,503
     Mortgage-backed securities                         4,838        5,155         10,933        49,648       4,219        74,793
        FHLB Stock                                      3,704           --             --            --          --         3,704
     Residential mortgage loans                        27,086       24,387         49,382       107,445      29,020       237,320
     Commercial loans                                  70,623       10,009         15,060        69,276       9,580       174,548
     Consumer and other loans                          26,768        1,370          2,501        11,333       5,118        47,090
                                                     --------     --------      ---------      --------     -------      --------
        Total interest-earning assets                 143,869       43,919         83,854       264,004      59,162       594,808
                                                     --------     --------      ---------      --------     -------      --------

INTEREST-BEARING LIABILITIES:
     NOW accounts                                       2,289        2,289          4,576        18,302          --        27,456
     Money market accounts                              1,338        1,338          2,678        10,719          --        16,073
     Savings accounts                                  14,475       14,475         28,948       115,794          --       173,692
     Certificate of deposit accounts                   46,523       42,276         63,496        75,686         370       228,351
     Overnight & short-term borrowings                 14,978           --             --            --          --        14,978
     FHLB borrowings                                    9,003        4,003          5,004        30,134          39        48,183
     Other borrowings                                      --           --             --         4,750          --         4,750
                                                     --------     --------      ---------      --------     -------      --------
        Total interest-bearing liabilities             88,606       64,381        104,702       255,385         409       513,483
                                                     --------     --------      ---------      --------     -------      --------

        Net interest sensitivity gap during
           the period                                $ 55,263     $(20,462)     $ (20,848)     $  8,619     $58,753      $ 81,325
                                                     ========     ========      =========      ========     =======      ========

        Cumulative gap                               $ 55,263     $ 34,801      $  13,953      $ 22,572     $81,325
                                                     ========     ========      =========      ========     =======

        Cumulative gap -- 12/31/98                   $ 91,990     $ 68,910      $  13,004      $ 48,487     $77,281
                                                     ========     ========      =========      ========     =======
Interest-sensitive assets as a percent of
     interest-sensitive liabilities (cumulative)       162.37%      122.75%       105.41%     104.40%      115.84%


Cumulative gap as a percent of total assets              8.74%        5.51%         2.21%       3.57%       12.87%

The preceding table does not necessarily indicate the impact of general interest rate movements on the Bank's net interest income because the repricing of various assets and liabilities is discretionary and is subject to competitive and other factors. As a result, assets and liabilities indicated as repricing within the same period may, in fact, reprice at different times and at different rate levels.

LIQUIDITY AND CAPITAL RESOURCES

Liquidity

Liquidity is defined as the ability to meet current and future financial obligations of a short-term nature. The Bank further defines liquidity as the ability to respond to the needs of depositors and borrowers as well as to earnings enhancement opportunities in a changing marketplace. Primary sources of liquidity consist of deposit inflows, loan repayments, borrowed funds, maturity of investment securities and sales of securities from the available for sale portfolio. Secondary sources of liquidity consist of borrowing capacity with the FHLB and with correspondent banks. These sources fund the Bank's lending and investment activities.

Management is responsible for establishing and monitoring liquidity targets as well as strategies and tactics to meet these targets. In general, the Bank maintains a high degree of flexibility with a liquidity target of 10% to 25% of total assets. At December 31, 1999, federal funds sold, investment securities and mortgage-backed securities available for sale amounted to $132.1 million, or 20.9% of total assets. The Bank is a member of the FHLB, and as such has access to both short- and long-term borrowings. In addition, the Bank maintains a line of credit at the FHLB as well as lines of credit with two correspondent banks. There have been no adverse trends in the Bank's liquidity or capital reserves. Management believes that the Bank has adequate liquidity to meet its commitments.


                                                                 BankRI 1999  19

Capital Resources

Total shareholders' equity of the Bank at December 31, 1999 was $47.7 million, relatively unchanged from the $47.7 million reported at December 31, 1998. Major activity in shareholders' equity during 1999 can be summarized as follows: net income for the year was $4.4 million, redemptions of Preferred Stock were $2.0 million, dividends on Common and Preferred Stock totaled $461,000 and changes in unrealized gains and losses on securities equaled $2.0 million.

The Bank is subject to a number of regulatory capital measures. At December 31, 1999, the Bank's Tier I leverage ratio stood at 5.88%. The Bank is also subject to a risk-based capital measure. The risk-based capital guidelines include both a definition of capital and a framework for calculating risk-weighted assets by assigning balance sheet assets and off-balance sheet items to broad risk categories. According to these standards, the Bank had a Tier I risk-weighted capital ratio of 9.70% and a Total risk-weighted capital ratio of 10.96% at December 31, 1999. The minimum Tier I leverage, Tier I risk-weighted, and Total risk-weighted capital ratios necessary to be classified for regulatory purposes as a "well capitalized" institution are 5.00%, 6.00% and 10.00%, respectively. The Bank, therefore, is considered to be "well capitalized."

IMPACT OF INFLATION AND CHANGING PRICES

The consolidated financial statements and related notes thereto, included elsewhere herein, have been prepared in accordance with GAAP, which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike many industrial companies, substantially all of the assets and liabilities of the Bank are monetary in nature. As a result, interest rates have a more significant impact on the Bank's performance than the general level of inflation. Over short periods of time, interest rates may not necessarily move in the same direction or in the same magnitude as inflation.

YEAR 2000 ISSUES

Prior to January 1, 2000, many computer experts had predicted wide-spread problems related to computer programs' inability to process dates after December 31, 1999. In order to minimize or eliminate potential problems related to Year 2000, the Bank tested and upgraded or replaced, on an as needed basis, its critical information technology systems and infrastructures with systems that were Year 2000 compliant. Through December 31, 1999, the Bank's cumulative Year 2000 expenditures, exclusive of internal staff costs, totaled $218,000 ($135,000 for the year ended December 31, 1999). The Bank does not expect to incur any significant further expenses specifically related to the Year 2000 issue. To date, the Bank has not experienced any significant operating problems or product failures as a result of Year 2000 issues with its vendors, service providers or customers.

RECENT ACCOUNTING DEVELOPMENTS

In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards ("SFAS") 133, "Accounting for Derivative Instruments and Hedging Activities." SFAS 133 establishes accounting and reporting standards for derivative instruments, including certain derivative instruments embedded in other contracts (collectively referred to as derivatives), and for hedging activities. It requires that an entity recognize all derivatives as either assets or liabilities on the statement of financial position and measure those instruments at fair value. If certain conditions are met, a derivative may be specifically designated as (a) a hedge of the exposure to changes in the fair value of a recognized asset or liability or an unrecognized firm commitment, (b) a hedge of the exposure to variable cash flows of a forecasted transaction, or (c) a hedge of the foreign currency exposure of a net investment in a foreign operation, an unrecognized firm commitment, an available for sale security, or a foreign currency denominated forecasted transaction. Under SFAS 133, an entity that elects to apply hedge accounting is required to establish at the inception of the hedge the method it will use for assessing the effectiveness of the hedging derivative and the measurement approach for determining the ineffective aspect of the hedge. In June 1999, the FASB issued SFAS 137 which defers the effective date of SFAS 133. SFAS 133 is now effective for all fiscal quarters of all fiscal years beginning after June 15, 2000. The Bank does not expect SFAS 133 to have a material effect on the Bank's financial position or results of operations.

20  BankRI 1999

BANK RHODE ISLAND
MANAGEMENT'S REPORT


The management of Bank Rhode Island is responsible for the preparation, integrity and fair presentation of the financial statements and other financial information in this annual report. Management believes that the financial statements have been prepared in conformity with generally accepted accounting principles applied on a consistent basis in all material respects. In preparing the financial statements and other financial information, management makes certain judgments and estimates where appropriate.

The accounting systems, which record, summarize and report financial data, are supported by a system of internal control. The Bank's system of internal control is designed to provide reasonable assurance that assets are safeguarded, that transactions are executed in accordance with management's authorizations and that transactions are properly recorded in the financial statements. This system is augmented by written policies and procedures, along with internal audits. Management recognizes that estimates and judgments are required to assess and balance the relative costs and expected benefits of the controls and that errors or irregularities may nevertheless occur. However, management believes that the Bank's internal control system provides reasonable assurance that errors or irregularities that could be material to the financial statements are prevented or would be detected on a timely basis and corrected in the normal course of business.

The Board of Directors oversees the financial statements through an Audit Committee comprised solely of outside directors who are not employees of the Bank. The Audit Committee reviews the activities of the internal audit function and meets regularly with representatives of KPMG LLP, the Bank's independent auditors. KPMG LLP has been appointed by the Board of Directors to conduct an independent audit and to express an opinion as to the fairness of the presentation of the consolidated financial statements of Bank Rhode Island.



/s/ Merrill W. Sherman                          /s/ Albert R. Rietheimer
--------------------------------                -------------------------------
Merrill W. Sherman                              Albert R. Rietheimer
President and                                   Chief Financial Officer and
Chief Executive Officer                         Treasurer


                                                                Bank RI 1999  21

BANK RHODE ISLAND
INDEPENDENT AUDITORS' REPORT


The Board of Directors and Shareholders
Bank Rhode Island:


We have audited the accompanying consolidated balance sheets of Bank Rhode Island and subsidiaries as of December 31, 1999 and 1998, and the related consolidated statements of operations, changes in shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Bank's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Bank Rhode Island and subsidiaries as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999, in conformity with generally accepted accounting principles.



KPMG LLP
Providence, Rhode Island

January 19, 2000


22  Bank RI 1999

BANK RHODE ISLAND
CONSOLIDATED BALANCE SHEETS


                                                                                             DECEMBER 31,
                                                                                             ------------
                                                                                         1999            1998
                                                                                         ----            ----
                                                                                            (In thousands)
ASSETS:
     Cash and due from banks (Note 2)                                               $  17,636       $  13,436
     Federal funds sold                                                                 6,850           8,575
     Investment securities available for sale (amortized cost of
        $51,477 and $39,295, respectively) (Notes 3, 10, 11 and 12)                    50,503          39,703
     Mortgage-backed securities available for sale (amortized cost of
        $76,458 and $79,976, respectively) (Notes 4 and 11)                            74,793          79,924
     Stock in the Federal Home Loan Bank of Boston (Note 11)                            3,704           3,345

     Loans receivable (Notes 5 and 11):
        Residential mortgage loans                                                    237,320         258,857
        Commercial loans                                                              174,548         134,033
        Consumer and other loans                                                       47,090          38,512
                                                                                    ---------       ---------
                Total loans receivable                                                458,958         431,402
     Allowance for loan losses (Note 6)                                                (5,681)         (5,018)
                                                                                    ---------       ---------
                Net loans receivable                                                  453,277         426,384

     Premises and equipment, net (Note 7)                                               5,857           4,775
     Other real estate owned (Note 8)                                                      49             394
     Excess of cost over net assets acquired, net (Note 2)                             13,094          14,424
     Accrued interest receivable                                                        4,670           4,729
     Prepaid expenses and other assets                                                  1,544             275
                                                                                    ---------       ---------
                Total assets                                                        $ 631,977       $ 595,964
                                                                                    =========       =========

LIABILITIES:
     Deposits  (Note 9):
        Demand deposit accounts                                                     $  67,844       $  60,556
        NOW accounts                                                                   27,456          26,899
        Money market accounts                                                          16,073          15,599
        Savings accounts                                                              173,692         163,118
        Certificate of deposit accounts                                               228,351         234,541
                                                                                    ---------       ---------
                Total deposits                                                        513,416         500,713

     Overnight and short-term borrowings (Note 10)                                     14,978           4,262
     Federal Home Loan Bank of Boston borrowings (Note 11)                             48,183          36,500
     Other borrowings (Note 12)                                                         4,750           4,750
     Other liabilities                                                                  2,975           2,052
                                                                                    ---------       ---------
                Total liabilities                                                     584,302         548,277
                                                                                    ---------       ---------

     Commitments and contingencies (Notes 7, 16 and 20)

SHAREHOLDERS' EQUITY (NOTES 1 AND 18):
     Preferred stock, par value $10.00 per share, authorized 1,000,000 shares:
        Series A: Issued and outstanding 80,400 shares in 1998                           --               804
     Common stock, par value $1.00 per share, authorized 10,000,000 shares:
        Voting: Issued and outstanding 3,448,550 shares in 1999 and 3,443,600
             shares in 1998                                                             3,449           3,444
        Non-voting:  Issued and outstanding 280,000 shares                                280             280
     Additional paid-in capital                                                        35,925          37,087
     Retained earnings                                                                  9,763           5,862
     Accumulated other comprehensive income (loss), net (Notes 3 and 4)                (1,742)            210
                                                                                    ---------       ---------
                Total shareholders' equity                                             47,675          47,687
                                                                                    ---------       ---------
                Total liabilities and shareholders' equity                          $ 631,977       $ 595,964
                                                                                    =========       =========


See accompanying notes to consolidated financial statements.


                                                                  BankRI 1999 23

BANK RHODE ISLAND
CONSOLIDATED STATEMENTS OF OPERATIONS


                                                                                                  YEAR ENDED DECEMBER 31,
                                                                                                  -----------------------
                                                                                            1999            1998            1997
                                                                                            ----            ----            ----
                                                                                           (In thousands, except per share data)
INTEREST AND DIVIDEND INCOME:
     Residential mortgage loans                                                       $   16,997      $   19,205      $   20,201
     Commercial loans                                                                     12,795          10,812           9,519
     Consumer and other loans                                                              3,491           3,144           2,967
     Investment securities                                                                 2,814           2,744           2,967
     Mortgage-backed securities                                                            4,835           3,521           1,037
     Federal funds sold and other                                                            482             400             391
     Federal Home Loan Bank of Boston stock dividends                                        237             208             187
                                                                                      ----------      ----------      ----------
         Total interest and dividend income                                               41,651          40,034          37,269
                                                                                      ----------      ----------      ----------

INTEREST EXPENSE:
     NOW accounts                                                                            175             175             187
     Money market accounts                                                                   473             401             362
     Savings accounts                                                                      4,742           4,670           4,338
     Certificate of deposit accounts                                                      11,396          12,360          11,976
     Overnight and short-term borrowings                                                     335             225              41
     Federal Home Loan Bank of Boston borrowings                                           2,198           1,871             574
     Other borrowings                                                                        281             143            --
                                                                                      ----------      ----------      ----------
        Total interest expense                                                            19,600          19,845          17,478
                                                                                      ----------      ----------      ----------
        Net interest income                                                               22,051          20,189          19,791
     Provision for loan losses (Note 6)                                                    1,000           1,017           1,000
                                                                                      ----------      ----------      ----------
        Net interest income after provision for loan losses                               21,051          19,172          18,791
                                                                                      ----------      ----------      ----------

NONINTEREST INCOME:
     Loan related fees                                                                       306             137              56
     Service charges on deposit accounts                                                   2,215           1,734           1,499
     Gain on sales of investment securities                                                 --                 5               3
     Commissions on loans originated for others                                               83             141              43
     Other income                                                                            618             710             315
                                                                                      ----------      ----------      ----------
        Total noninterest income                                                           3,222           2,727           1,916
                                                                                      ----------      ----------      ----------

NONINTEREST EXPENSE:
     Salaries and employee benefits (Note 14)                                              8,065           7,136           6,344
     Occupancy (Note 7)                                                                    1,302           1,155           1,192
     Equipment                                                                               744             888             783
     Data processing                                                                       1,348           1,137             902
     Marketing                                                                               883             829             750
     Professional services                                                                   870             586             892
     Loan servicing                                                                          825             971           1,030
     Other real estate owned (Note 8)                                                        108             166              86
     Amortization of intangibles                                                           1,164           1,234           1,234
     Deposit tax and assessments                                                              58              56             192
     Other expenses (Note 15)                                                              1,987           1,885           1,868
                                                                                      ----------      ----------      ----------
        Total noninterest expense                                                         17,354          16,043          15,273
                                                                                      ----------      ----------      ----------
        Income before income taxes and change in accounting principle                      6,919           5,856           5,434
     Income tax expense (Note 13)                                                          2,448           2,022           1,924
                                                                                      ----------      ----------      ----------
        Net income before change in accounting principle                                   4,471           3,834           3,510
     Cumulative effect of change in accounting principle                                     109            --              --
                                                                                      ----------      ----------      ----------
        Net income                                                                         4,362           3,834           3,510
     Dividends on preferred stock                                                             88             793           1,413
                                                                                      ----------      ----------      ----------
        Net income available to common shareholders                                   $    4,274      $    3,041      $    2,097
                                                                                      ==========      ==========      ==========

Basic earnings per common share (Notes 2 and 19):
     Income per common share before change in accounting principle                    $     1.18      $     0.87      $     0.75
     Cumulative effect of change in accounting principle, net of tax                       (0.03)             --              --
                                                                                      ----------      ----------      ----------
     Net income per common share                                                      $     1.15      $     0.87      $     0.75
                                                                                      ==========      ==========      ==========

Diluted earnings per common share (Notes 2 and 19):
     Income per common share before change in accounting principle                    $     1.17      $     0.85      $     0.75
     Cumulative effect of change in accounting principle, net of tax                       (0.03)             --              --
                                                                                      ----------      ----------      ----------
     Net income per common share                                                      $     1.14      $     0.85      $     0.75
                                                                                      ==========      ==========      ==========
     Average common shares outstanding - basic                                         3,727,010       3,506,573       2,800,061
     Average common shares outstanding - diluted                                       3,741,778       3,584,820       2,805,689


See accompanying notes to consolidated financial statements.


24 BankRI 1999

BANK RHODE ISLAND
CONSOLIDATED STATEMENTS OF CHANGES IN SHAREHOLDERS' EQUITY

                                                                                                          ACCUMULATED
                                                                              ADDITIONAL                     OTHER
                                                      PREFERRED     COMMON      PAID-IN      RETAINED    COMPREHENSIVE
                                                        STOCK        STOCK      CAPITAL      EARNINGS     INCOME/(LOSS)      TOTAL
                                                        -----        -----      -------      --------     -------------      -----
                                                                                   (In thousands)
Balance at December 31, 1996                         $  4,900     $  2,800     $ 35,149     $    724       $     54       $ 43,627
     Net income                                          --           --           --          3,510           --            3,510
     Other comprehensive income, net of tax:
        Unrealized holding gains arising
        during the period, net of taxes of $167                                                                 283            283
        Gains included in net income, net of
        taxes of $1                                                                                              (2)            (2)
                                                                                                                          --------
     Comprehensive income                                                                                                    3,791
     Exercise of stock options                           --           --              2         --             --                2
     Redemption of preferred stock                       (130)        --         (1,170)        --             --           (1,300)
     Dividends on preferred stock                        --           --           --         (1,413)          --           (1,413)
                                                     --------     --------     --------     --------       --------       --------
Balance at December 31, 1997                            4,770        2,800       33,981        2,821            335         44,707
     Net income                                          --           --           --          3,834           --            3,834
     Other comprehensive income, net of tax:
        Unrealized holding losses arising
        during the period, net of taxes of $57                                                                 (122)          (122)
        Gains included in net income, net of
        taxes of $2                                                                                              (3)            (3)
                                                                                                                          --------
     Comprehensive income                                                                                                    3,709
     Issuance of common stock                            --            921       11,799         --             --           12,720
     Exercise of stock options                           --              3           31         --             --               34
     Redemption of preferred stock                     (3,966)        --         (8,724)        --             --          (12,690)
     Dividends on preferred stock                        --           --           --           (793)          --             (793)
                                                     --------     --------     --------     --------       --------       --------
Balance at December 31, 1998                              804        3,724       37,087        5,862            210         47,687
     Net income                                          --           --           --          4,362           --            4,362
     Other comprehensive income, net of tax:
        Unrealized holding losses arising
        during the period, net of taxes of $1,002                                                            (1,952)        (1,952)
                                                                                                                          --------
     Comprehensive income                                                                                                    2,410
     Exercise of stock options                           --              5           44         --             --               49
     Redemption of preferred stock                       (804)        --         (1,206)        --             --           (2,010)
     Dividends on preferred stock                        --           --           --            (88)          --              (88)
     Dividends on common stock                           --           --           --           (373)          --             (373)
                                                     --------     --------     --------     --------       --------       --------
Balance at December 31, 1999                         $   --       $  3,729     $ 35,925     $  9,763       $ (1,742)      $ 47,675
                                                     ========     ========     ========     ========       ========       ========


See accompanying notes to consolidated financial statements.


                                                                  BankRI 1999 25

BANK RHODE ISLAND
CONSOLIDATED STATEMENTS OF CASH FLOWS

                                                                                                YEAR ENDED DECEMBER 31,
                                                                                                -----------------------
                                                                                          1999            1998            1997
                                                                                          ----            ----            ----
                                                                                                    (In thousands)
CASH FLOWS FROM OPERATING ACTIVITIES:
     Net income                                                                      $   4,362       $   3,834       $   3,510
     Adjustment to reconcile net income to net cash provided by operating activities:
        Depreciation and amortization                                                    3,030           3,428           2,449
        Provision for loan losses                                                        1,000           1,017           1,000
        Gain on sales of investments                                                      --                (5)             (3)
        Loss on other real estate owned                                                     12              65              32
        (Increase) decrease in accrued interest receivable                                  59             306            (361)
        (Increase) decrease in prepaid expenses and other assets                          (225)             61              35
        Increase (decrease) in other liabilities                                           923          (1,605)            987
        Increase (decrease) in other, net                                                  213              54             301
                                                                                     ---------       ---------       ---------
Net cash provided by operating activities                                                9,374           7,155           7,950
                                                                                     ---------       ---------       ---------

CASH FLOWS FROM INVESTING ACTIVITIES:
     Origination of:
        Residential mortgage loans                                                     (17,630)        (13,093)           (200)
        Commercial loans                                                               (62,281)        (41,899)        (39,944)
        Consumer loans                                                                 (18,909)        (17,051)        (12,526)
     Purchase of:
        Investment securities available for sale                                       (35,168)        (25,950)        (47,590)
        Mortgage-backed securities available for sale                                  (17,947)        (55,930)        (44,200)
        Residential mortgage loans                                                     (53,883)       (108,591)        (58,519)
        Federal Home Loan Bank of Boston stock                                            (359)           (437)            (74)
     Principal payments on:
        Investment securities available for sale                                        23,000          32,670          39,830
        Mortgage-backed securities available for sale                                   21,256          18,648           1,301
        Residential mortgage loans                                                      91,841         118,679          58,419
        Commercial loans                                                                21,620          22,547          17,817
        Consumer loans                                                                  10,187          11,739           9,985
     Proceeds from sale of investment securities available for sale                       --             2,001           5,010
     Proceeds from disposition of other real estate owned                                  617             673             366
     Proceeds from sale of premises and equipment                                         --               205            --
     Capital expenditures for premises and equipment                                    (1,923)         (1,642)           (664)
                                                                                     ---------       ---------       ---------
        Net cash used in investing activities                                          (39,579)        (57,431)        (70,989)
                                                                                     ---------       ---------       ---------

CASH FLOWS FROM FINANCING ACTIVITIES:
     Net increase in deposits                                                           12,703          35,806          40,140
     Net increase in overnight and short-term borrowings                                10,716           1,933           1,026
     Proceeds from FHLB and other borrowings                                            70,300          70,000          39,425
     Repayment of FHLB and other borrowings                                            (58,617)        (46,175)        (22,000)
     Proceeds from issuance of common stock, net                                            49          12,754               2
     Redemption of preferred stock                                                      (2,010)        (12,690)         (1,300)
     Dividends on preferred stock                                                          (88)           (793)         (1,413)
     Dividends on common stock                                                            (373)           --              --
                                                                                     ---------       ---------       ---------
        Net cash provided by financing activities                                       32,680          60,835          55,880
                                                                                     ---------       ---------       ---------

Net increase (decrease) in cash and due from banks                                       2,475          10,559          (7,159)
Cash and cash equivalents at beginning of year                                          22,011          11,452          18,611
                                                                                     ---------       ---------       ---------
Cash and cash equivalents at end of year                                             $  24,486       $  22,011       $  11,452
                                                                                     =========       =========       =========
SUPPLEMENTARY DISCLOSURES:
Cash paid for interest                                                               $  19,604       $  20,473       $  16,527
Cash paid for income taxes                                                               3,230           2,665           1,780
Non-cash transactions:
     Additions to other real estate owned in settlement of loans                           284             776             728
     Change in other comprehensive income, net of taxes                                 (1,952)           (125)            281


See accompanying notes to consolidated financial statements.


26 BankRI 1999

BANK RHODE ISLAND
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

(1)  ORGANIZATION

Bank Rhode Island is a commercial bank chartered as a financial institution in the State of Rhode Island. The Bank pursues a community banking mission and is principally engaged in providing banking products and services to individuals and businesses in Providence and Kent counties. The Bank is subject to competition from a variety of traditional and nontraditional financial service providers both within and outside of Rhode Island. The Bank offers its customers a broad range of basic deposit services, including checking, savings and certificate of deposit accounts, along with access to their accounts through automated teller machines ("ATMs") and through use of debit cards. The Bank also offers a broad range of commercial, commercial real estate and consumer loans. Additionally, the Bank provides IRA and Keogh accounts. The Bank is subject to the regulations of certain state and federal agencies and undergoes periodic examinations by those regulatory authorities. The Bank's deposits are insured by the FDIC, subject to regulatory limits.

On March 26, 1998, the Bank completed a public offering of 920,000 shares of its Common Stock. The net proceeds from this offering were $12.7 million. The Bank used these net proceeds, along with retained earnings, to redeem all of the outstanding shares of its Preferred Stock. These redemptions began on March 26, 1998 and were completed on April 1, 1999. The aggregate redemption price of the shares of Preferred Stock redeemed totaled $14.3 million, plus dividends accrued through the applicable redemption dates.

(2)  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The accounting and reporting policies of the Bank conform to generally accepted accounting principles and to prevailing practices within the banking industry. The Bank has one reportable operating segment. The following is a summary of the significant accounting and reporting policies used by management in preparing and presenting the consolidated financial statements.

In preparing the consolidated financial statements, management is required to make estimates and assumptions that affect the reported amounts of assets and liabilities as of the date of the balance sheet and revenues and expenses for the period. Actual results could differ from those estimates. Material estimates that are particularly susceptible to change relate to the determination of the allowance for loan losses.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of Bank Rhode Island and its wholly-owned subsidiaries, EFC, Inc., until its dissolution on October 20, 1997, BRI Investment Corp. (a Rhode Island passive investment company) subsequent to its incorporation on June 17, 1997 and BRI Realty Corp. (a Rhode Island real estate holding company) subsequent to its incorporation on August 10, 1999. All significant intercompany accounts and transactions have been eliminated in consolidation.

Reclassifications

Certain amounts in the prior year's financial statements have been reclassified to conform with the current year's presentation.

Statement of Cash Flows

For purposes of reporting cash flows, the Bank considers cash, due from banks and federal funds sold to be cash equivalents. Cash flows relating to deposits are presented net in the statement of cash flows.


                                                                  BankRI 1999 27

BANK RHODE ISLAND
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Comprehensive Income

Comprehensive Income is defined as all changes to equity except investments by and distributions to shareholders. Net income is a component of comprehensive income, with all other components referred to in the aggregate as 'other comprehensive income.'

Cash and Due From Banks

The Bank is required to maintain average reserve balances in a noninterest bearing account with the Federal Reserve Bank based upon a percentage of certain deposits. As of December 31, 1999 and 1998, the average daily amount required to be held was $5.4 million and $4.1 million, respectively. Additionally, in connection with a line of credit from a correspondent bank, the Bank is required to maintain a compensating balance in a noninterest bearing account. As of both December 31, 1999 and 1998, the required compensating balance was $100,000.

Investment and Mortgage-Backed Securities

Debt securities are classified as held to maturity, available for sale, or trading. Securities are classified as held to maturity and carried at amortized cost only if the Bank has a positive intent and the ability to hold these securities to maturity. Securities are classified as trading and carried at fair value, with unrealized gains and losses included in earnings, if they are bought and held principally for the purpose of selling in the near term. Securities not classified as either held to maturity or trading are classified as available for sale and reported at fair value, with unrealized gains and losses excluded from earnings and reported as a separate component of shareholders' equity, net of estimated income taxes.

Premiums and discounts on securities are amortized or accreted into income by the level-yield method. If a decline in fair value below the amortized cost basis of a security is judged to be other than temporary, the cost basis of the security is written down to fair value. The amount of the writedown is included as a charge against gain on sale of securities. Gains and losses on the sale of securities are recognized at the time of sale on a specific identification basis.

Loans

Loans held in portfolio are stated at the principal amount outstanding, net of unamortized premiums, discounts, or deferred loan origination fees and costs. Interest income is accrued on a level yield basis based on the principal amount outstanding. Premiums, discounts, and deferred loan origination fees and costs are amortized as an adjustment to yield over the life of the related loans. When a loan is paid-off, the unamortized portion of premiums, discounts or net fees is recognized into income.

Loans on which the accrual of interest has been discontinued are designated nonaccrual loans. Accrual of interest income is discontinued when concern exists as to the collectibility of principal or interest, or when a loan becomes over ninety days delinquent. Additionally, when a loan is placed on nonaccrual status, all interest previously accrued but not collected is reversed against current period income. Loans are removed from nonaccrual when they become less than ninety days past due and when concern no longer exists as to the collectibility of principal or interest. Interest collected on nonaccruing loans is either applied against principal or reported as income according to management's judgment as to the collectibility of principal.

Impaired loans are loans for which it is probable that the Bank will not be able to collect all amounts due according to the contractual terms of the loan agreements. Impairment is measured on a discounted cash flow method, or at the loan's observable market price, or at the fair value of the collateral if the loan is collateral dependent. When foreclosure is probable, impairment is measured based on the fair value of the collateral. In addition, the Bank classifies a loan as an in-substance foreclosure only when the Bank is in possession of the collateral.


28 BankRI 1999

BANK RHODE ISLAND
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Allowance for Loan Losses

The allowance for loan losses is established for future credit losses inherent in the loan portfolio through a charge to earnings. When management believes that the collectibility of a loan's principal balance, or portions thereof, is unlikely, the principal amount is charged against the allowance. Recoveries on loans which have been previously charged off are credited to the allowance as received.

The allowance for loan losses is maintained at a level which reflects management's assessment of many factors including the growth, composition and quality of the loan portfolio, historical loss experience, general economic conditions, and other pertinent factors. While management evaluates currently available information in establishing the allowance for loan losses, future adjustments to the allowance may be necessary if economic conditions differ substantially from the assumptions used in making the evaluations. In addition, various regulatory agencies, as an integral part of their examination process, periodically review a financial institution's allowance for loan losses. Such agencies may require the financial institution to recognize additions to the allowance based on their judgments about information available to them at the time of their examination.

Other Real Estate Owned

OREO consists of property acquired through foreclosure, real estate acquired through acceptance of a deed in lieu of foreclosure and loans determined to be substantively repossessed. Real estate loans that are substantively repossessed include only those loans for which the Bank has taken possession of the collateral, but has not completed legal foreclosure proceedings.

OREO, including real estate substantively repossessed, is stated at the lower of cost or fair value, minus estimated costs to sell, at the date of acquisition or classification to OREO status. Fair value of such assets is determined based on independent appraisals and other relevant factors. Any write-down to fair value at the time of foreclosure is charged to the allowance for loan losses. A valuation allowance is maintained for known specific and potential market declines and for estimated selling expenses. Increases to the valuation allowance, expenses associated with ownership of these properties, and gains and losses from their sale, are reflected in operations as incurred. Realized gains upon disposal are recognized as income.

Management believes that the net carrying value of OREO reflects the lower of its cost basis or net fair value. Factors similar to those considered in the evaluation of the allowance for loan losses, including regulatory agency requirements, are considered in the evaluation of the net fair value of OREO.

Transfers and Servicing of Assets and Extinguishments of Liabilities

The Bank accounts and reports for transfers and servicing of financial assets and extinguishments of liabilities based on consistent application of a financial components approach that focuses on control. This approach distinguishes transfers of financial assets that are sales from transfers that are secured borrowings. After a transfer of financial assets, the Bank recognizes all financial and servicing assets it controls and liabilities it has incurred and derecognizes financial assets it no longer controls and liabilities that have been extinguished. This financial components approach focuses on the assets and liabilities that exist after the transfer. Many of these assets and liabilities are components of financial assets that existed prior to the transfer. If a transfer does not meet the criteria for a sale, the Bank accounts for a transfer as a secured borrowing with a pledge of collateral.

Premises and Equipment

Premises and equipment are carried at cost, less accumulated depreciation and amortization. Depreciation and amortization are computed primarily by the straight-line method over the estimated useful lives of the assets, or the terms of the leases if shorter.


                                                                  BankRI 1999 29

BANK RHODE ISLAND
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

Intangible Assets

On March 22, 1996, the Bank acquired certain assets and assumed certain liabilities from Fleet National Bank of Connecticut, formerly known as Shawmut Bank Connecticut, N.A. and other related entities. This acquisition was accounted for utilizing the purchase method of accounting and generated $17.5 million of excess costs over net assets acquired, commonly referred to as "goodwill". This excess of costs over net assets acquired is being amortized to expense using the straight-line method over 15 years and results in a annual pre-tax charge to earnings of $1.2 million.

In April 1998, the FASB issued Statement of Position ("SOP") 98-5, "Accounting for Costs of a Start-Up Entity." SOP 98-5 requires organizational costs, which were being amortized, to be expensed as of the effective date of this statement, January 1, 1999, and accounted for as a cumulative effect of a change in accounting principle. On January 1, 1999, the Bank expensed $166,000 of unamortized organizational costs resulting in a charge to earnings, net of taxes, of $109,000.

On an ongoing basis, management reviews the valuation and amortization of its intangible assets, taking into consideration any events and circumstances which might have diminished their value.

Employee Benefits

The Bank maintains a Section 401(k) savings plan for employees of the Bank and its subsidiaries. Under the plan, the Bank makes a matching contribution of the amount contributed by each participating employee, up to 4% of the employee's yearly salary. The Bank's contributions are charged against current operations in the year made.

The Bank has adopted SFAS 123, "Accounting for Stock-Based Compensation." This Statement establishes a fair value based method of accounting for stock-based compensation plans under which compensation cost is measured at the grant date based on the value of the award and is recognized over the service period. However, the Statement allows a company to continue to measure compensation cost for such plans under Accounting Principles Board Opinion ("APB") 25, "Accounting for Stock Issued to Employees." Under APB 25, no compensation cost is recorded if, at the grant date, the exercise price of the options is equal to the fair market value of the Bank's common stock. The Bank has elected to continue to follow the accounting in APB 25. SFAS 123 requires companies which elect to continue to follow the accounting in APB 25 to disclose in the notes to their financial statements pro forma net income and earnings per share as if the fair value based method of accounting had been applied.

Income Taxes

The Bank recognizes income taxes under the asset and liability method. Under this method, deferred tax assets and liabilities are established for the future tax consequences attributable to temporary differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases and operating loss and tax credit carryforwards. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income during the period that includes the enactment date.

Earnings Per Share

Basic earnings per share ("EPS") excludes dilution and is computed by dividing income available to common shareholders by the weighted average number of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock were exercised or converted into common stock or resulted in the issuance of common stock that then share in the earnings of the entity.


30  BankRI 1999

BANK RHODE ISLAND
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(3)  Investment Securities Available for Sale

A summary of investment securities available for sale follows:

                                                 UNREALIZED
                                                 ----------
                               AMORTIZED                                 MARKET
                                  COST         GAINS        LOSSES        VALUE
                                  ----         -----        ------        -----
                                               (In thousands)
AT DECEMBER 31, 1999:
U.S. Treasury obligations       $10,023      $    21      $   (35)      $10,009
U.S. Agency obligations          39,256            5         (875)       38,386
Trust Preferred securities        2,197         --            (89)        2,108
                                -------      -------      -------       -------
     Total                      $51,476      $    26      $  (999)      $50,503
                                =======      =======      =======       =======

AT DECEMBER 31, 1998:
U.S. Treasury obligations       $18,050      $   245      $   (14)      $18,281
U.S. Agency obligations          21,245          203          (26)       21,422
                                -------      -------      -------       -------
     Total                      $39,295      $   448      $   (40)      $39,703
                                =======      =======      =======       =======

The following table sets forth the maturities of investment securities available for sale and the weighted average yields of such securities:

                                                                                      AFTER ONE, BUT
                                              WITHIN ONE YEAR                       WITHIN FIVE YEARS
                                   -------------------------------------    -----------------------------------
                                                               WEIGHTED                              WEIGHTED
                                   AMORTIZED     MARKET         AVERAGE     AMORTIZED     MARKET      AVERAGE
                                     COST         VALUE          YIELD         COST        VALUE       YIELD
                                     ----         -----          -----         ----        -----       -----
                                                          (Dollars in thousands)
AT DECEMBER 31, 1999:
U.S. Treasury obligations          $ 8,986      $ 9,007           6.39%      $ 1,037      $ 1,002      4.15%
U.S. Agency obligations              3,991        3,991           5.80%       25,265       24,557      5.74%
Trust Preferred securities             --           --             -- %          --           --        -- %
                                   -------      -------                      -------     --------
     Total                         $12,977      $12,998           6.21%      $26,302     $ 25,559      5.68%
                                   =======      =======           ====       =======     ========      ====

AT DECEMBER 31, 1998:
U.S. Treasury obligations          $ 8,013      $ 8,040           6.10%      $10,037      $10,241      6.16%
U.S. Agency obligations              1,980        2,038           6.57%       19,265       19,384      6.05%
                                   -------      -------                      -------     --------
     Total                         $ 9,993      $10,078           6.19%      $29,302      $29,625      6.09%
                                   =======      =======           ====       =======      =======      ====

                                          AFTER FIVE, BUT
                                          WITHIN TEN YEARS                          AFTER TEN YEARS
                                --------------------------------------   ------------------------------------
                                                              WEIGHTED                               WEIGHTED
                                AMORTIZED          MARKET      AVERAGE   AMORTIZED       MARKET       AVERAGE
                                  COST             VALUE        YIELD       COST         VALUE         YIELD
                                  ----             -----        -----       ----         -----         -----
AT DECEMBER 31, 1999:
U.S. Treasury obligations        $  --            $    --        -- %      $  --        $    --          -- %
U.S. Agency obligations           10,000             9,838      7.10%         --             --          -- %
Trust Preferred securities          --                  --       -- %        2,197          2,108       8.16%
                                 -------          ---------                -------      ---------
     Total                       $10,000          $   9,838     7.10%      $ 2,197      $   2,108       8.16%
                                 =======          =========     ====       =======      =========       ====

AT DECEMBER 31, 1998:
U.S. Treasury obligations        $  --            $    --        -- %      $  --        $    --          -- %
U.S. Agency obligations             --                 --        -- %         --             --          -- %
                                 -------          ---------                -------      ---------
     Total                       $  --            $    --        -- %      $  --        $    --          -- %
                                 =======          =========      ====      =======      =========       ====

The weighted average remaining life of investment securities available for sale at December 31, 1999 and 1998 was 3.9 years and 2.5 years, respectively. Included in the weighted average remaining life calculation at December 31, 1999 and 1998, were $34.0 million and $15.0 million, respectively, of securities that are callable at the discretion of the issuer. These call dates were not utilized in computing the weighted average remaining life.

The following table presents the sale of investment securities available for sale and the resulting gains from such sales:

                                                                                                 YEAR ENDED DECEMBER 31,
                                                                                                 -----------------------
                                                                                             1999        1998        1997
                                                                                             ----        ----        ----
                                                                                                    (In thousands)
Amortized cost of Investment Securities sold                                             $   --        $1,996      $5,007
Gains realized on sales of Investment Securities                                             --             5           3
                                                                                         ------        ------      ------
     Net proceeds from sales of Investment Securities                                    $   --        $2,001      $5,010
                                                                                         ======        ======      ======

                                                                 BankRI 1999  31

BANK RHODE ISLAND
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (CONTINUED)

(4)  MORTGAGE-BACKED SECURITIES AVAILABLE FOR SALE

A summary of mortgage-backed securities available for sale by issuer follows:

                                                             UNREALIZED
                                                          -------------------
                                           AMORTIZED                                MARKET
                                              COST        GAINS        LOSSES        VALUE
                                              ----        -----        ------        -----
                                                           (In thousands)
AT DECEMBER 31, 1999:
Federal National Mortgage Association       $57,911      $  --        $(1,106)      $56,805
Federal Home Loan Mortgage Corporation        4,190         --            (19)        4,171
Collateralized Mortgage Obligations          14,357         --           (540)       13,817
                                            -------      -------      -------
     Total                                  $76,458      $  --        $(1,665)      $74,793
                                            =======      =======      =======       =======

AT DECEMBER 31, 1998:
Federal National Mortgage Association       $56,286      $    30      $  (138)      $56,178
Federal Home Loan Mortgage Corporation        6,528           42         --           6,570
Collateralized Mortgage Obligations          17,162           14         --          17,176
                                            -------      -------      -------
        Total                               $79,976      $    86      $  (138)      $79,924
                                            =======      =======      =======       =======

The following table sets forth the maturities of mortgage-backed securities available for sale and the weighted average yields of such securities:


                                                   WITHIN TEN YEARS                   AFTER TEN YEARS
                                         ---------------------------------  -----------------------------------
                                                                  WEIGHTED                             WEIGHTED
                                         AMORTIZED     MARKET      AVERAGE  AMORTIZED     MARKET        AVERAGE
                                            COST        VALUE       YIELD      COST        VALUE         YIELD
                                            ----        -----       -----      ----        -----         -----
                                                                  (Dollars in thousands)
AT DECEMBER 31, 1999:
Federal National Mortgage Association       $ --        $ --         -- %    $57,911      $56,805        5.93%
Federal Home Loan Mortgage Corporation        --          --         -- %      4,190        4,171        6.67%
Collateralized Mortgage Obligations           --          --         -- %     14,357       13,817        6.48%
                                            -----       -----                -------      -------
     Total                                  $ --        $ --         -- %    $76,458      $74,793        6.07%
                                            =====       =====       =====    =======      =======        ====

AT DECEMBER 31, 1998:
Federal National Mortgage Association       $ --        $ --         -- %    $56,286      $56,178        6.45%
Federal Home Loan Mortgage Corporation        --          --         -- %      6,528        6,570        6.70%
Collateralized Mortgage Obligations           --          --         -- %     17,162       17,176        6.48%
                                            -----       -----                -------      -------
     Total                                  $ --        $ --         -- %    $79,976      $79,924        6.48%
                                            =====       =====       =====    =======      =======        ====

Maturities on mortgage-backed securities are based on contractual maturities and do not take into consideration scheduled amortization or prepayments. Actual maturities will differ from contractual maturities due to scheduled amortization and prepayments. The weighted average remaining contractual term of mortgage-backed securities available for sale at December 31, 1999 and 1998 was
25.9 years and 29.3 years, respectively. There were no sales of mortgage-backed securities during 1999, 1998 or 1997.


32  BankRI 1999

BANK RHODE ISLAND
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

(5)  LOANS RECEIVABLE

The following is a summary of loans receivable:

                                                             DECEMBER 31,
                                                             ------------
                                                         1999            1998
                                                         ----            ----
                                                           (In thousands)
RESIDENTIAL MORTGAGE LOANS:
     One-to four-family adjustable rate              $ 196,863       $ 211,076
     One-to four-family fixed rate                      39,037          45,671
                                                     ---------       ---------
        Subtotal                                       235,900         256,747
     Premium on loans acquired                           1,446           2,110
     Net deferred loan origination fees                    (26)           --
                                                     ---------       ---------
        Total                                        $ 237,320       $ 258,857
                                                     =========       =========

COMMERCIAL LOANS:
     Commercial real estate - nonowner occupied      $  56,181       $  39,654
     Commercial and industrial                          40,109          30,655
     Commercial real estate - owner occupied            33,968          36,908
     Multi-family                                       16,270          13,221
     Small business                                     13,322           6,804
     Construction                                        6,379           3,482
     Leases                                              8,499           3,370
                                                     ---------       ---------
        Subtotal                                       174,728         134,094
                                                     ---------       ---------
     Net deferred loan origination fees                   (180)            (61)
        Total                                        $ 174,548       $ 134,033
                                                     =========       =========

CONSUMER AND OTHER LOANS:
     Home equity - lines of credit                   $  24,166       $  18,400
     Home equity - term loans                           19,710          16,996
     Installment                                         1,279           1,010
     Savings secured                                     1,005             935
     Unsecured and other                                   590             972
                                                     ---------       ---------
        Subtotal                                        46,750          38,313
     Net deferred loan origination costs                   340             199
                                                     ---------       ---------
        Total                                        $  47,090       $  38,512
                                                     =========       =========


The Bank's commercial and consumer lending activities are conducted principally in the State of Rhode Island and, to a lesser extent, in nearby areas of Massachusetts. The Bank originates commercial real estate loans, commercial and industrial loans, multi-family residential loans and consumer loans (principally home equity loans and lines of credit) for its portfolio. The Bank purchases one- to four-family residential mortgage loans from third party originators. These loans may have been originated from areas outside of New England. Most loans made by the Bank are secured by borrowers' personal or business assets. The ability of the Bank's residential and consumer borrowers to honor their repayment commitments is generally dependent on the level of overall economic activity within the area they reside in. Commercial borrowers' ability to repay is generally dependent upon the general health of the economy and in cases of real estate loans, the real estate sector in particular. Accordingly, the ultimate collectibility of a substantial portion of the Bank's loan portfolio is susceptible to changing conditions in the Rhode Island economy in particular, and the New England and national economies, in general.


                                                                  BankRI 1999 33

BANK RHODE ISLAND
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)

The Bank's lending limit to any single borrower is limited by law to approximately $8.0 million. The Bank had no outstanding balances with any individual borrower at December 31, 1999 which were in excess of $4.0 million.

At December 31, 1999, the risk elements contained within the loan portfolio were centered in $1.1 million of nonaccrual loans and $93,000 of loans past due 60 to 89 days. This compares to $1.6 million of nonaccrual loans and $258,000 of loans past due 60 to 89 days as of December 31, 1998, and $1.7 million of nonaccrual loans and $417,000 of loans past due 60 to 89 days as of December 31, 1997. Included in the $1.1 million of nonaccrual loans as of December 31, 1999, were $329,000 of impaired loans. No specific reserves were necessary at December 31, 1999 in conjunction with these impaired loans. The average balance of impaired loans during 1999 was $304,000. As of December 31, 1998 and 1997, the Bank did not have any loans that were considered impaired.

The reduction in interest income associated with nonaccrual loans was as follows:

                                                                         YEAR ENDED DECEMBER 31,
                                                                         -----------------------
                                                                        1999        1998        1997
                                                                        ----        ----        ----
                                                                               (In thousands)
Income in accordance with original terms                               $ 130       $ 138       $ 146
Income recognized                                                        (64)        (21)        (81)
                                                                       -----       -----       -----
Foregone interest income                                               $  66       $ 117       $  65
                                                                       =====       =====       =====

Loans outstanding to executive officers and directors of the Bank, including their immediate families and affiliated companies ("related parties"), are made in the ordinary course of business under normal credit terms, including interest rates and collateral, prevailing at the time of origination for comparable transactions with other persons, and do not represent more than normal credit risk. An analysis of the activity of these loans is as follows:

                                                                         DECEMBER 31,
                                                                         ------------
                                                                      1999          1998
                                                                      ----          ----
                                                                        (In thousands)
Balance at beginning of year                                       $ 2,695       $ 2,010
     Additions                                                       4,962         2,220
     Repayments                                                     (3,890)       (1,535)
                                                                   -------       -------
Balance at end of year                                             $ 3,767       $ 2,695
                                                                   =======       =======

(6)   ALLOWANCE FOR LOAN LOSSES

An analysis of the activity in the allowance for loan losses is as follows:

                                                                          DECEMBER 31,
                                                                          ------------
                                                                      1999          1998
                                                                      ----          ----
                                                                         (In thousands)
Balance at beginning of year                                       $ 5,018       $ 4,340
     Provision for loan losses charged against income                1,000         1,017
     Loans charged-off                                                (384)         (352)
     Recoveries of loans previously charged-off                         47            13
                                                                   -------       -------
Balance at end of year                                             $ 5,681       $ 5,018
                                                                   =======       =======


34  BankRI 1999

BANK RHODE ISLAND
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (CONTINUED)

The following table represents the allocation of the allowance for loan losses as of the dates indicated:

                                                                        DECEMBER 31,
                                                                        ------------
                                                                     1999        1998
                                                                     ----        ----
                                                                       (In thousands)
LOAN CATEGORY:
     Residential mortgage loans                                    $1,395      $1,558
     Commercial loans                                               2,007       1,277
     Consumer and other loans                                         566         456
     Unallocated                                                    1,713       1,727
                                                                   ------      ------
        Total                                                      $5,681      $5,018
                                                                   ======      ======


(7)  PREMISES AND EQUIPMENT

Premises and equipment consisted of the following:

                                                                         DECEMBER 31,
                                                                         ------------
                                                                      1999          1998
                                                                      ----          ----
                                                                        (In thousands)
Land                                                               $   785       $   785
Office buildings and improvements                                    1,727         1,638
Leasehold improvements                                               1,886         1,296
Data processing equipment and software                               2,896         2,347
Furniture, fixtures and other equipment                              2,094         1,399
                                                                   -------       -------
        Subtotal                                                     9,388         7,465
Less accumulated depreciation and amortization                      (3,531)       (2,690)
                                                                   -------       -------
        Total premises and equipment                               $ 5,857       $ 4,775
                                                                   =======       =======

The Bank utilizes a useful life of 40 years for buildings and 15 years for building improvements. Leasehold improvements are amortized over their respective lease terms. Data processing equipment and software's useful life is three years and furniture, fixtures and other equipment's useful life varies but is primarily five years. Depreciation expense totaled $841,000, $1.1 million and $993,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

Rent expense for the years ended December 31, 1999, 1998 and 1997 was $531,000, $417,000 and $408,000, respectively. In connection with the acquisition of branches from Fleet National Bank of Connecticut, the Bank assumed the liability for lease payments on seven banking offices previously occupied by Shawmut Bank Connecticut, N.A. The Bank has renegotiated some of these leases and has also entered into agreements to lease additional space. Under the terms of these noncancellable operating leases for its banking offices, the Bank is currently obligated to minimum annual rents as follows:

                                                  MINIMUM
                                               LEASE PAYMENTS
                                               --------------
                                               (In thousands)
2000                                             $    626
2001                                                  618
2002                                                  630
2003                                                  576
2004                                                  566
Thereafter                                          2,502
                                                 --------
                                                 $  5,518
                                                 ========


                                                                 BankRI 1999  35

BANK RHODE ISLAND
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (CONTINUED)


(8)  OTHER REAL ESTATE OWNED

The following table provides a summary of OREO:

                                                               DECEMBER 31,
                                                           --------------------
                                                           1999            1998
                                                           -----          -----
                                                              (In thousands)
One- to four-family residential property                   $  84          $ 397
Five or more family residential property                    --               46
     Subtotal                                                 84            443
Allowance for losses                                         (35)           (49)
                                                           -----          -----
     Total                                                 $  49          $ 394
                                                           =====          =====


A summary of the activity in the allowance for losses on OREO follows:

                                                         YEAR ENDED DECEMBER 31,
                                                         -----------------------
                                                          1999             1998
                                                          ----             ----
                                                              (In thousands)
Balance at beginning of year                              $ 49             $ 20
Provisions                                                  12               75
Net charge-offs                                            (26)             (46)
                                                          ----             ----
Balance at end of year                                    $ 35             $ 49
                                                          ====             ====

The following summarizes the operating results from OREO excluding net gains attributed to disposition:

                                                       YEAR ENDED DECEMBER 31,
                                                    ----------------------------
                                                    1999        1998        1997
                                                    ----        ----        ----
                                                           (In thousands)
Collection and repossession expenses                $ 73        $ 46        $ 18
Net expenses of holding properties                    23          55          35
Provision for losses                                  12          75          40
                                                    ----        ----        ----
        Total                                       $108        $176        $ 93
                                                    ====        ====        ====

(9)  DEPOSITS

Certificate of deposit accounts had the following schedule of maturities:

                                                              DECEMBER 31,
                                                        ------------------------
                                                          1999            1998
                                                        --------        --------
                                                             (In thousands)
1 year or less remaining                                $152,025        $188,586
More than 1 year to 2 years remaining                     69,775          40,598
More than 2 years to 4 years remaining                     4,943           3,927
More than 4 years remaining                                1,608           1,430
                                                        --------        --------
        Total                                           $228,351        $234,541
                                                        ========        ========

At December 31, 1999, 1998 and 1997, certificate of deposit accounts with balances $100,000 or more aggregated $25.3 million, $23.1 million, and $19.0 million, respectively.


36 BankRI 1999

BANK RHODE ISLAND
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (CONTINUED)


(10)  OVERNIGHT AND SHORT-TERM BORROWINGS

Overnight and short-term borrowings are comprised of the following:

                                                              DECEMBER 31,
                                                        ------------------------
                                                          1999             1998
                                                        -------          -------
                                                             (In thousands)
Treasury tax and loan notes                             $ 3,104          $   851
Retail reverse repurchase agreements                     11,874            3,411
                                                        -------          -------
        Total                                           $14,978          $ 4,262
                                                        =======          =======

The Bank utilizes the Note Option for remitting Treasury Tax and Loan payments to the Federal Reserve Bank. Under this option the U.S. Treasury invests in obligations of the Bank, as evidenced by open-ended interest-bearing notes. These notes are collateralized by U.S. Treasury securities owned by the Bank. Information concerning these treasury tax and loan notes is as follows:

                                                         YEAR ENDED DECEMBER 31,
                                                         -----------------------
                                                          1999            1998
                                                         ------          ------
                                                             (In thousands)
Outstanding at end of year                               $3,104          $  851
Outstanding collateralized by
  securities with:
     Amortized cost                                       3,996           4,014
     Market value                                         3,999           4,045
Average outstanding for the year                            837             606
Maximum outstanding at any month end                      3,104           1,990
Weighted average rate at end of year                       4.52%           4.13%
Weighted average rate paid for the year                    4.84%           5.18%

The Bank utilizes retail reverse repurchase agreements in connection with a cash management product that the Bank offers its commercial customers. Sales of retail reverse repurchase agreements are treated as financings. The obligations to repurchase the identical securities that were sold are reflected as liabilities and the securities remain in the asset accounts. All of these agreements are collateralized by U.S. Treasury or Agency securities owned by the Bank. The securities underlying the agreements were held by the Bank in a special custody account and remained under the Bank's control. Information concerning these retail repurchase agreements is as follows:

                                                         YEAR ENDED DECEMBER 31,
                                                         -----------------------
                                                           1999           1998
                                                         -------        -------
                                                             (In thousands)
Outstanding at end of year                               $11,874        $ 3,411
Maturity date                                             1/3/00         1/4/99
Outstanding collateralized by securities with:
     Amortized cost                                       23,255         10,973
     Market value                                         22,790         11,183
Average outstanding for the year                           6,278          3,816
Maximum outstanding at any month end                      12,361          6,789
Weighted average rate at end of year                        2.88%          3.62%
Weighted average rate paid for the year                     4.50%          4.87%

Additionally, at December 31, 1999, the Bank had a total of $4.5 million in lines of credit with correspondent banks to facilitate the issuance of letters of credit by the Bank and the conducting of foreign exchange transactions for the Bank's customers. Since inception, there have been no outstanding balances under these lines of credit. The Bank is required to maintain a compensating balance of $100,000 in conjunction with one of these lines of credit.


                                                                  BankRI 1999 37

BANK RHODE ISLAND
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (CONTINUED)


(11)  FEDERAL HOME LOAN BANK OF BOSTON BORROWINGS

FHLB borrowings are comprised of the following:

                                                            DECEMBER 31,
                                                       --------------------
                                                         1999         1998
                                                       -------      -------
                                                          (In thousands)
NOTES PAYABLE:
     5.30% note due 03/24/99                           $  --        $ 1,500
     5.78% note due 06/29/99                              --          1,900
     5.20% note due 09/23/99                              --          3,000
     5.76% note due 03/08/00                             5,000         --
     5.82% note due 03/30/00                             4,000         --
     5.84% note due 05/01/00                             4,000         --
     5.71% note due 11/07/02  (callable 11/07/98)         -- 1        5,000
     5.87% note due 06/02/03                            10,100       10,100
     6.01% note due 11/08/04  (callable 11/08/01)       10,000         --
     6.72% note due 12/03/04                            10,000         --
     4.99% note due 01/08/08  (callable 01/08/99)         --          5,000
     5.25% note due 01/21/09  (amortizing) 83             --
     5.35% note due 10/08/09  (callable 10/10/00)        5,000         --
                                                       -------      -------
        Total                                          $48,183      $36,500
                                                       =======      =======

All borrowings from the FHLB are secured by the Bank's stock in the FHLB and a blanket lien on "qualified collateral" defined principally as 90% of the market value of U.S. Government and Agency obligations and 75% of the carrying value of certain residential mortgage loans. Unused term borrowing capacity with the FHLB at December 31, 1999, 1998 and 1997 was $221.0 million, $241.6 million and $236.7 million, respectively. In addition, the Bank has a short-term line of credit with the FHLB. Unused borrowing capacity under this line was $11.2 million, $11.2 million and $9.0 million at December 31, 1999, 1998 and 1997, respectively. As one requirement of its borrowings, the Bank is required to invest in the common stock of the FHLB in an amount at least equal to five percent of its outstanding borrowings from the FHLB. As and when such stock is redeemed, the Bank would receive from the FHLB an amount equal to the par value of the stock. As of December 31, 1999, the Bank's FHLB stock holdings, recorded at cost, were $3.7 million.

(12)  OTHER BORROWINGS

The Bank utilizes term reverse repurchase agreements as an alternative source of long-term funds. These agreements are treated as financings. The obligation to repurchase the identical securities that were sold is reflected as a liability and the securities remain as assets. The securities underlying this agreement are U.S. Agency securities and are held by a third party custodian in a special custody account. Information concerning this term repurchase agreement is as follows:

                                                          YEAR ENDED DECEMBER 31,
                                                          -----------------------
                                                            1999          1998
                                                           ------        ------
                                                              (In thousands)
Outstanding at end of year                                 $4,750        $4,750
Maturity date                                              6/29/01       6/29/01
Outstanding collateralized by securities with:
     Amortized cost                                         5,000         5,000
     Market value                                           4,863         5,053
Average outstanding for the year                            4,750         2,421
Maximum outstanding at any month end                        4,750         4,750
Weighted average rate at end of year                         5.83%         5.83%
Weighted average rate paid for the year                      5.83%         5.83%


38 BankRI 1999

BANK RHODE ISLAND
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (CONTINUED)


(13)  INCOME TAXES

The components of income tax expense are as follows:

                                                    YEAR ENDED DECEMBER 31,
                                              -----------------------------------
                                                1999          1998          1997
                                              -------       -------       -------
                                                         (In thousands)
CURRENT EXPENSE:
     Federal                                  $ 3,011       $ 2,441       $ 1,452
     State                                         96           173            67
                                              -------       -------       -------
        Total current expense                   3,107         2,614         1,519
                                              =======       =======       =======

DEFERRED EXPENSE (BENEFIT):
     Federal                                     (659)         (460)          356
     State                                       --            (132)           49
        Total deferred expense (benefit)         (659)         (592)          405
                                              -------       -------       -------
        Total income tax expense              $ 2,448       $ 2,022       $ 1,924
                                              =======       =======       =======

The difference between the statutory federal income tax rate and the effective federal income tax rate is as follows:

                                                              YEAR ENDED DECEMBER 31,
                                                            --------------------------
                                                            1999       1998       1997
                                                            ----       ----       ----
                                                                  (In thousands)
Statutory federal income tax rate                           34.0%      34.0%      34.0%
Increase (decrease) resulting from:
     State income tax, net of federal tax benefit            0.9%       0.5%       1.4%
     Other, net                                              0.5%       -- %       -- %
                                                            ----       ----       ----
Effective combined federal and state income tax rate        35.4%      34.5%      35.4%
                                                            ====       ====       ====


The components of gross deferred tax assets and gross deferred tax liabilities are as follows:

                                                                DECEMBER 31,
                                                           ---------------------
                                                             1999          1998
                                                           -------       -------
                                                               (In thousands)
GROSS DEFERRED TAX ASSETS:
     Allowance for loan losses                             $ 1,537       $ 1,160
     Organizational costs                                       61            68
     Unrealized loss on securities available for sale          897          --
     Other                                                     223           250
                                                           -------       -------
        Total gross deferred tax assets                      2,718         1,478
                                                           -------       -------

GROSS DEFERRED TAX LIABILITIES:
     Purchase accounting adjustments                        (1,143)       (1,459)
     Unrealized gain on securities available for sale         --            (146)
                                                           -------       -------
        Total gross deferred tax liabilities                (1,143)       (1,605)
                                                           -------       -------
        Net deferred tax asset/(liability)                 $ 1,575       $  (127)
                                                           =======       =======

It is management's belief, that it is more likely than not, that the reversal of deferred tax liabilities and results of future operations will generate sufficient taxable income to realize the deferred tax assets. In addition, the Bank's net deferred tax asset is supported by recoverable income taxes. Therefore, no valuation allowance was necessary at December 31, 1999, 1998 or 1997 for the deferred tax assets. It should be noted, however, that factors beyond management's control, such as the general state of the economy and real estate values, can affect future levels of taxable income and that no assurance can be given that sufficient taxable income will be generated to fully absorb gross deductible temporary differences.


                                                                  BankRI 1999 39

BANK RHODE ISLAND
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (CONTINUED)


(14)  EMPLOYEE BENEFITS

Employee 401(k) Plan

The Bank maintains a 401(k) Plan (the "Plan") which qualifies as a tax exempt plan and trust under Sections 401 and 501 of the Internal Revenue Code. Generally, Bank employees who are at least twenty-one (21) years of age and have completed one year of service with the Bank, are eligible to participate in the Plan. Expenses associated with the Plan were $164,000, $139,000 and $128,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

Nonqualified Deferred Compensation Plan

The Bank also maintains a Nonqualified Deferred Compensation Plan (the "Nonqualified Plan") under which certain participants may contribute the amounts they are precluded from contributing to the Bank's 401(k) Plan because of the qualified plan limitations, and additional compensation deferrals which may be advantageous for personal income tax or other planning reasons. Expenses associated with the Nonqualified Plan were $20,000, $12,000 and $8,000 for the years ended December 31, 1999, 1998 and 1997, respectively.

Supplemental Executive Retirement Plan

During 1999, the Bank established a Supplemental Executive Retirement Plan (the "SERP") for certain of its senior executives under which participants designated by the Board of Directors are entitled to an annual retirement benefit. Expenses associated with the SERP were $40,000 for the year ended December 31, 1999.

Employee Stock Option Plan

The Bank maintains an Incentive and Nonqualified Stock Option Plan (the "Employee Stock Option Plan") under which it may grant options on its common stock to officers and key employees. At the Annual Meeting of Shareholders held on May 20, 1998, an amendment to the Employee Stock Option Plan was adopted to increase the number of shares available for issuance from 200,000 to 385,000. Options are granted at an exercise price equal to the market value of the stock on the date of the grant and vest over a three to five year period. Unless exercised, options granted under the Employee Stock Option Plan expire ten years from the date granted.

The following table summarizes changes in options outstandings under the Employee Stock Option Plan during 1997, 1998 and 1999 and options exercisable at December 31, 1999:

                                                         NUMBER OF         WEIGHTED
                                                        UNEXERCISED         AVERAGE
                                                          OPTIONS        OPTION PRICE
                                                        -----------      ------------
Options outstanding at December 31, 1996                   81,000         $   10.00

     Granted                                               94,650             10.00
     Exercised                                               (200)            10.00
     Forfeited/Canceled                                   (20,300)            10.00
                                                          -------
Options outstanding at December 31, 1997                  155,150             10.00
                                                          -------
     Granted                                               50,500             12.74
     Exercised                                             (3,400)            10.00
     Forfeited/Canceled                                   (16,300)            10.69
                                                          -------
Options outstanding at December 31, 1998                  185,950             10.68
                                                          -------
     Granted                                               85,000             10.63
     Exercised                                             (4,950)            10.00
     Forfeited/Canceled                                   (26,050)            10.60
                                                          -------
Options outstanding at December 31, 1999                  239,950             10.69
                                                          =======         =========

Options exercisable at December 31, 1999                  134,942         $   10.46
                                                          =======         =========


40 BankRI 1999

BANK RHODE ISLAND
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (CONTINUED)


Director Stock Plan

During 1998, the Bank established a Non-Employee Director Stock Plan (the "Director Stock Plan") under which it may grant up to 40,000 options on its common stock to non-employee directors. Each non-employee director elected at the 1998 shareholders meeting received an option for 1,500 shares and each new non-employee director elected subsequently will receive an option for 1,000 shares. Non-employee directors will also receive an annual option grant for 500 shares as of the date of each annual meeting of shareholders. Options are granted at an exercise price equal to the market value of the stock on the date of the grant and vest six months after the grant date. Unless exercised, options granted under the Director Stock Plan expire ten years from the date granted.

The following table summarizes changes in options outstanding under the Director Stock Plan during 1998 and 1999 and options exercisable at December 31, 1999:

                                                         NUMBER OF        WEIGHTED
                                                        UNEXERCISED       AVERAGE
                                                          OPTIONS      OPTION PRICE
                                                        -----------    ------------
Options at January 1, 1998                                   --           $   --

     Granted                                               16,500           17.19
     Exercised                                               --               --
     Forfeited/Canceled                                      --               --
                                                           ------
Options at December 31, 1998                               16,500           17.19
                                                           ------
     Granted                                                5,500           10.88
     Exercised                                               --               --
     Forfeited/Canceled                                      --               --
                                                           ------
Options at December 31, 1999                               22,000           15.61
                                                           ======         =======

Options exercisable at December 31, 1999                   22,000         $ 15.61
                                                           ======         =======

APB 25 and related interpretations have been applied to account for these plans. Accordingly, no compensation cost has been charged against income. Had compensation cost been determined consistent with SFAS 123, the Bank's net income and earnings per share would have been reduced to the pro forma amounts indicated below:

                                               YEAR ENDED DECEMBER 31,
                                       -------------------------------------
                                         1999          1998            1997
                                       -------       -------        --------
NET INCOME (IN THOUSANDS):
        As reported                    $ 4,362       $ 3,834        $  3,510
        Pro forma                        4,228         3,678           3,411

EARNINGS PER COMMON SHARE:
     Basic
        As reported                    $  1.15       $  0.87        $   0.75

        Pro forma                         1.11          0.82            0.71
     Diluted
        As reported                    $  1.14       $  0.85        $   0.75

        Pro forma                         1.11          0.80            0.71

The fair value of each option granted was estimated as of the date of the grant using the Black-Scholes option-pricing model with the following weighted average assumptions: expected life of 7 years; expected volatility of 25% in 1999 and 1998, 10% in 1997; average risk-free interest rates of 4.84% in 1999, 5.52% in 1998 and 6.51% in 1997 and a dividend rate of 3.78% in 1999. No dividends on common stock were assumed during 1998 and 1997 for purposes of this analysis.


                                                                  BankRI 1999 41

BANK RHODE ISLAND
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (CONTINUED)


(15)  OTHER OPERATING EXPENSES

Major components of other operating expenses are as follows:

                                                  YEAR ENDED DECEMBER 31,
                                          --------------------------------------
                                           1999            1998            1997
                                          ------          ------          ------
                                                      (In thousands)
Forms and supplies                        $  287          $  327          $  384
Telephone                                    424             422             396
Postage                                      207             206             209
Insurance                                    132             166             192
Other                                        937             764             687
                                          ------          ------          ------
        Total                             $1,987          $1,885          $1,868
                                          ======          ======          ======

(16)  FINANCIAL INSTRUMENTS WITH OFF-BALANCE SHEET RISK

The Bank is party to financial instruments with off-balance sheet risk in the normal course of business to meet the financing needs of its customers. These financial instruments include commitments to originate loans and letters of credit. The instruments involve, to varying degrees, elements of credit and interest rate risk in excess of the amount recognized in the balance sheet. The contract or notional amounts of those instruments reflect the extent of involvement the Bank has in particular classes of financial instruments.

The Bank's exposure to credit loss in the event of nonperformance by the other party to the financial instrument for loan commitments and letters of credit is represented by the contractual amount of those instruments. The Bank uses the same credit policies in making commitments and conditional obligations as it does for on-balance sheet instruments.

Financial instruments with off-balance sheet risk are summarized as follows:

                                                             DECEMBER 31,
                                                      --------------------------
                                                        1999              1998
                                                      --------          --------
                                                            (In thousands)
Commitments to originate loans                        $ 12,403          $  7,477
Unused lines of credit                                 107,552            74,571
Letters of credit                                        1,364             1,004

Commitments to originate loans and unused lines of credit are agreements to lend to a customer provided there is no violation of any condition established in the contract. Commitments generally have fixed expiration dates or other termination clauses and may require payment of a fee. Since certain commitments may expire without being drawn upon, the total commitment amounts do not necessarily represent future cash requirements. The Bank evaluates each customer's creditworthiness on a case-by-case basis. The amount of collateral obtained, if deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the borrower.

Letters of credit are conditional commitments issued by the Bank to guarantee the performance by a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.


42 BankRI 1999

BANK RHODE ISLAND
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (CONTINUED)


(17)  FAIR VALUE OF FINANCIAL INSTRUMENTS

The following disclosure of the estimated fair value of financial instruments is made in accordance with the requirements of SFAS 107, "Disclosures About Fair Value of Financial Instruments." The estimated fair value amounts have been determined by using available quoted market information or other appropriate valuation methodologies. The aggregate fair value amounts presented are in accordance with SFAS 107 guidelines but do not represent the underlying value of the Bank taken as a whole.

The fair value estimates provided are made at a specific point in time, based on relevant market information and the characteristics of the financial instrument. The estimates do not provide for any premiums or discounts that could result from concentrations of ownership of a financial instrument. Because no active market exists for some of the Bank's financial instruments, certain fair value estimates are based on subjective judgments regarding current economic conditions, risk characteristics of the financial instruments, future expected loss experience, prepayment assumptions and other factors. The resulting estimates involve uncertainties and therefore cannot be determined with precision. Changes made to any of the underlying assumptions could significantly affect the estimates.

The book values and estimated fair values for the Bank's financial instruments are as follows:

                                                          DECEMBER 31, 1999            DECEMBER 31, 1998
                                                       -----------------------      -----------------------
                                                         BOOK        ESTIMATED         BOOK       ESTIMATED
                                                        VALUE       FAIR VALUE         VALUE     FAIR VALUE
                                                       --------     ----------      ----------    ---------
                                                                      (In thousands)
ASSETS:
Cash and due from banks                                $ 17,636      $ 17,636        $ 13,436      $ 13,436
Federal funds sold                                        6,850         6,850           8,575         8,575
Investment securities                                    50,503        50,503          39,703        39,703
Mortgage-backed securities                               74,793        74,793          79,924        79,924
Stock in the FHLB                                         3,704         3,704           3,345         3,345
Loans receivable, net of allowance for loan losses:
     Residential mortgage loans                         235,323       233,155         256,481       260,983
     Commercial loans                                   171,674       173,459         132,086       136,516
     Consumer and other loans                            46,280        46,380          37,817        38,883
Accrued interest receivable                               4,670         4,670           4,729         4,729

LIABILITIES:
Deposits:
     Demand deposit accounts                             67,844        67,844          60,556        60,556
     NOW accounts                                        27,456        27,456          26,899        26,899
     Money market accounts                               16,073        16,073          15,599        15,599
     Savings accounts                                   173,692       173,692         163,118       163,118
     Certificate of deposit accounts                    228,351       227,805         234,541       235,925
Overnight and short-term borrowings                      14,978        14,978           4,262         4,262
FHLB borrowings                                          48,183        47,658          36,500        36,930
Other borrowings                                          4,750         4,673           4,750         4,799
Accrued interest payable                                  1,217         1,217           1,221         1,221

Cash and due from banks

The carrying values reported in the balance sheet for cash and due from banks approximates the fair value because of the short maturity of these instruments.

Federal funds sold

The carrying values reported in the balance sheet for federal funds sold approximates the fair value because of the short maturity of these instruments.


                                                                  BankRI 1999 43

BANK RHODE ISLAND
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (CONTINUED)


Investment and mortgage-backed securities

The fair values presented for investment and mortgage-backed securities are based on quoted bid prices received from securities dealers.

Stock in the Federal Home Loan Bank of Boston

The fair value of stock in the FHLB equals the carrying value reported in the balance sheet. This stock is redeemable at full par value only by the FHLB.

Loans receivable

Fair value estimates are based on loans with similar financial characteristics. Loans have been segregated by homogenous groups into residential mortgage, commercial, and consumer and other loans. Fair values are estimated by discounting contractual cash flows, adjusted for prepayment estimates, using discount rates approximately equal to current market rates on loans with similar characteristics and maturities. The incremental credit risk for nonperforming loans has been considered in the determination of the fair value of loans.

Deposits

The fair values reported for demand deposit, NOW, money market, and savings accounts are equal to their respective book values reported on the balance sheet. The fair values disclosed are, by definition, equal to the amount payable on demand at the reporting date. The fair values reported for certificate of deposit accounts are based on the discounted value of contractual cash flows. The discount rates used are representative of approximate rates currently offered on certificate of deposit accounts with similar remaining maturities.

Overnight and short-term borrowings

The carrying values reported in the balance sheet for overnight and short-term borrowings approximates the fair value because of the short maturity of these instruments.

Federal Home Loan Bank of Boston borrowings

The fair values reported for FHLB borrowings are based on the discounted value of contractual cash flows. The discount rates used are representative of approximate rates currently offered on borrowings with similar remaining maturities.

Other borrowings

The fair values reported for other borrowings are based on the discounted value of contractual cash flows. The discount rates used are representative of approximate rates currently offered on borrowings with similar remaining maturities.

Accrued interest receivable and payable

The carrying values for accrued interest receivable and payable approximates fair value because of the short-term nature of these financial instruments.

Financial instruments with off-balance sheet risk

Since the Bank's commitments to originate or purchase loans, and for unused lines and outstanding letters of credit, are primarily at market interest rates, there is no fair value adjustment.


44 BankRI 1999

BANK RHODE ISLAND
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (CONTINUED)


(18)  SHAREHOLDERS' EQUITY

Current FDIC regulations regarding capital requirements of FDIC-insured institutions require banks to maintain a leverage capital ratio of at least 3% - 4% and a qualifying total capital to risk-weighted assets of at least 8%, of which at least 4% must be Tier I capital. Tier I capital is defined as common equity and retained earnings, less goodwill, and is compared to total risk-weighted assets. Assets and off-balance-sheet items are assigned to four risk categories, each with appropriate weights. The resulting capital ratio represents Tier I capital as a percentage of risk-weighted assets and off-balance sheet items. The risk-based capital rules are designed to make regulatory capital more sensitive to differences in risk profiles among banks and bank holding companies, to account for off-balance sheet exposure and to minimize disincentives for holding liquid assets. At December 31, 1999 and 1998, the Bank was in compliance with these regulatory capital regulations.

The Bank's actual and required capital amounts and ratios were as follows:

                                                                                             TO BE CONSIDERED
                                                                        FOR CAPITAL         "WELL CAPITALIZED"
                                                  ACTUAL             ADEQUACY PURPOSE          BY THE FDIC
                                            ------------------     -------------------     --------------------
                                             AMOUNT     RATIO       AMOUNT       RATIO      AMOUNT       RATIO
                                            -------     -----      -------       -----     -------       -----
                                                                  (Dollars in thousands)
AT DECEMBER 31, 1999:
Tier I capital (to average assets)          $36,323      5.88%     $18,537       3.00%     $30,896        5.00%
Tier I capital (to risk-weighted assets)     36,323      9.70%      14,974       4.00%      22,461        6.00%
Total capital (to risk-weighted assets)      41,015     10.96%      29,948       8.00%      37,435       10.00%

AT DECEMBER 31, 1998:
Tier I capital (to average assets)          $33,053      5.72%     $17,351       3.00%     $28,918        5.00%
Tier I capital (to risk-weighted assets)     33,053      9.60%      13,775       4.00%      20,663        6.00%
Total capital (to risk-weighted assets)      37,367     10.85%      27,551       8.00%      34,439       10.00%

Warrants. In connection with its acquisition of certain assets and assumption of certain liabilities from Fleet National Bank of Connecticut in 1996, the Bank issued to Fleet Financial Group, Inc. a warrant to acquire 136,315 shares of Common Stock of the Bank. The per share exercise price of the warrant is $10.00. The warrant expires on March 22, 2006, and may be exercised, in whole or in part, at any time prior to its expiration. Upon the occurrence of a change of control event the holders of the warrant may sell the warrant to the Bank for an amount that is equal to the product of the number of shares represented by the warrant being sold and the difference between the exercise price of the warrant and the fair market value of the consideration per share received in the change of control transaction.


                                                                  BankRI 1999 45

BANK RHODE ISLAND
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (CONTINUED)


(19)  EARNINGS PER SHARE

The following table is a reconciliation of basic EPS and diluted EPS:

                                                               YEAR ENDED DECEMBER 31,
                                                    -------------------------------------------
                                                        1999            1998            1997
                                                    -----------     -----------     -----------
BASIC EPS COMPUTATION:

Numerator (in thousands):
     Net income                                     $     4,362     $     3,834     $     3,510
     Preferred dividends                                    (88)           (793)         (1,413)
                                                    -----------     -----------     -----------
     Net income available to common shareholders    $     4,274     $     3,041     $     2,097
                                                    ===========     ===========     ===========

Denominator:
     Common shares outstanding                        3,727,010       3,506,573       2,800,061
     Stock options                                         --              --              --
     Warrants                                              --              --              --
                                                    -----------     -----------     -----------
     Total shares                                     3,727,010       3,506,573       2,800,061
                                                    ===========     ===========     ===========

Basic EPS                                           $      1.15     $      0.87     $      0.75
                                                    ===========     ===========     ===========

DILUTED EPS COMPUTATION:

Numerator (in thousands):
     Net income                                     $     4,362     $     3,834     $     3,510
     Preferred dividends                                    (88)           (793)         (1,413)
                                                    -----------     -----------     -----------
     Net income available to common shareholders    $     4,274     $     3,041     $     2,097
                                                    ===========     ===========     ===========

Denominator:
     Common shares outstanding                        3,727,010       3,506,573       2,800,061
     Stock options                                        7,233          36,303           2,933
     Warrants                                             7,535          41,944           2,695
                                                    -----------     -----------     -----------
     Total shares                                     3,741,778       3,584,820       2,805,689
                                                    ===========     ===========     ===========

Diluted EPS                                         $      1.14     $      0.85     $      0.75
                                                    ===========     ===========     ===========

(20)  REGULATION AND LITIGATION

The Bank is subject to extensive regulation and examination by the Rhode Island Division of Banking and by the FDIC, which insures its deposits to the maximum extent permitted by law, and also to certain requirements established by the Federal Reserve Board. The federal and state laws and regulations which are applicable to banks regulate, among other things, the scope of their business, their investments, their reserves against deposits, the timing of the availability of deposited funds and the nature and amount of and collateral for certain loans. The laws and regulations governing the Bank generally have been promulgated to protect depositors and not for the purpose of protecting shareholders. Among other things, bank regulatory authorities have the right to restrict the payment of dividends by banks to shareholders.

The Bank is involved in routine legal proceedings occurring in the ordinary course of business. In the opinion of management, final disposition of these lawsuits will not have a material adverse effect on the consolidated financial condition or results of operations of the Bank.


46 BankRI 1999

BANK RHODE ISLAND
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS  (CONTINUED)


(21)  QUARTERLY RESULTS OF OPERATIONS (UNAUDITED)

                                                                                       1999 QUARTER ENDED
                                                                     -----------------------------------------------------
                                                                     MARCH 31      JUNE 30     SEPTEMBER 30    DECEMBER 31
                                                                     --------      -------     ------------    -----------
                                                                       (In thousands, except per share data)
Interest income                                                      $ 9,961       $10,226        $10,500        $10,964
Interest expense                                                       4,854         4,887          4,858          5,001
                                                                     -------       -------        -------        -------
     Net interest income                                               5,107         5,339          5,642          5,963
Provision for loan losses                                                225           225            225            325
                                                                     -------       -------        -------        -------
      Net interest income after provision for loan losses              4,882         5,114          5,417          5,638
Noninterest income                                                       654           744            921            903
Noninterest expense                                                    3,995         4,242          4,615          4,502
                                                                     -------       -------        -------        -------
     Income before taxes and accounting principle change               1,541         1,616          1,723          2,039
Income taxes                                                             542           567            592            747
                                                                     -------       -------        -------        -------
     Net income before accounting principle change                       999         1,049          1,131          1,292
Cumulative effect of accounting principle change, net                    109          --             --             --
                                                                     -------       -------        -------        -------
     Net income                                                          890         1,049          1,131          1,292
Preferred dividends                                                       44            44           --             --
                                                                     -------       -------        -------        -------
     Net income available to common shareholders                     $   846       $ 1,005        $ 1,131        $ 1,292
                                                                     =======       =======        =======        =======
Basic EPS:
     Income before accounting principle change                       $  0.26       $  0.27        $  0.30        $  0.35
     Cumulative effect of accounting principle change, net             (0.03)         --             --             --
                                                                     -------       -------        -------        -------
     Net income                                                      $  0.23       $  0.27        $  0.30        $  0.35
                                                                     =======       =======        =======        =======
Diluted EPS:
     Income before accounting principle change                       $  0.26       $  0.27        $  0.30        $  0.35
     Cumulative effect of accounting principle change, net             (0.03)         --             --             --
                                                                     -------       -------        -------        -------
     Net income                                                      $  0.23       $  0.27        $  0.30        $  0.35
                                                                     =======       =======        =======        =======

                                                                              1998 QUARTER ENDED
                                                           ----------------------------------------------------
                                                           MARCH 31       JUNE 30    SEPTEMBER 30   DECEMBER 31
                                                           --------       -------    ------------   -----------
                                                                  (In thousands, except per share data)
Interest income                                             $ 9,800       $ 9,909       $10,276       $10,049
Interest expense                                              4,776         4,887         5,156         5,026
                                                            -------       -------       -------       -------
     Net interest income                                      5,024         5,022         5,120         5,023
Provision for loan losses                                       250           407           180           180
                                                            -------       -------       -------       -------
     Net interest income after provision for loan losses      4,774         4,615         4,940         4,843
Noninterest income                                              529           827           663           708
Noninterest expense                                           3,952         4,133         4,062         3,896
                                                            -------       -------       -------       -------
     Income before taxes                                      1,351         1,309         1,541         1,655
Income taxes                                                    462           449           538           573
                                                            -------       -------       -------       -------
     Net income                                                 889           860         1,003         1,082
Preferred dividends                                             455           232            62            44
                                                            -------       -------       -------       -------
     Net income available to common shareholders            $   434       $   628       $   941       $ 1,038
                                                            =======       =======       =======       =======

Basis EPS                                                   $  0.15       $  0.17       $  0.25       $  0.28
Diluted EPS                                                 $  0.15       $  0.16       $  0.25       $  0.28


                                                                  BankRI 1999 47

LOCATIONS

(Full Service Drive-up ATM)
Coventry Shoppers Park
Coventry, RI 02816

1047 Park Avenue
Cranston, RI 02910

383 Atwood Avenue
Cranston, RI 02910

195 Taunton Avenue
East Providence, RI 02914

999 South Broadway
East Providence, RI 02914

1440 Hartford Avenue
Johnston, RI 02919

One Turks Head Place
Providence, RI 02903

137 Pitman Street
Providence, RI 02906

445 Putnam Pike
Smithfield, RI 02917

1300 Warwick Avenue
Warwick, RI 02888

1062 Centerville Road
Warwick, RI 02886

233 Lambert Lind Highway
Warwick, RI 02886

2975 West Shore Road
Warwick, RI 02886

1175 Cumberland Hill Road
Woonsocket, RI 02895

INVESTOR INFORMATION

The Bank Rhode Island 1999 annual meeting will be held on Wednesday, May 17, 2000 at 10:00 a.m. at the Westin Hotel, Providence, RI.

Requests for information, including copies of the Bank's annual report, may be obtained at no charge by writing to:

Investor Relations Department
Bank Rhode Island
One Turks Head Place
Providence, RI 02903

                         BANKRI
                         One Turks Head Place
                         Providence, RI 02903
                         401-456-5000